                          AGREEMENT AND PLAN OF MERGER

                               DATED JULY 31, 2001

                                      AMONG

                          INDIA-SIERRA HOLDINGS, INC.,

                             IXL ENTERPRISES, INC.,

                               SCIENT CORPORATION,

                             INDIA MERGER SUB, INC.,

                                       AND

                             SIERRA MERGER SUB, INC.

                                TABLE OF CONTENTS

ARTICLE 1. HOLDING COMPANY AND SUBSIDIARIES...............................................1

1.1.        ORGANIZATION OF HOLDCO........................................................1
1.2.        DIRECTORS AND OFFICERS OF HOLDCO..............................................2
1.3.        ORGANIZATION OF MERGER SUBSIDIARIES...........................................2
1.4.        ACTIONS OF SCIENT AND IXL.....................................................2

ARTICLE 2. THE MERGERS; CERTAIN RELATED MATTERS...........................................2

2.1.        THE MERGERS...................................................................2
2.2.        CLOSING.......................................................................3
2.3.        EFFECTIVE TIME................................................................3
2.4.        EFFECT OF THE MERGERS.........................................................3
2.5.        CHARTER AND BYLAWS............................................................3
2.6.        OFFICERS AND DIRECTORS........................................................4
2.7.        EFFECT OF SCIENT MERGER ON SCIENT COMMON STOCK................................4
2.8.        EFFECT OF SCIENT MERGER ON SCIENT STOCK OPTIONS AND RESTRICTED STOCK..........5
2.9.        EFFECT OF IXL MERGER ON IXL COMMON STOCK......................................6
2.10.       EFFECT OF IXL MERGER ON IXL STOCK OPTIONS.....................................7
2.11.       IXL WARRANTS..................................................................8
2.12.       CERTAIN ADJUSTMENTS...........................................................9

ARTICLE 3. EXCHANGE OF CERTIFICATES.......................................................9

3.1.        EXCHANGE FUND.................................................................9
3.2.        EXCHANGE PROCEDURES...........................................................9
3.3.        DIVIDENDS....................................................................10
3.4.        NO FURTHER OWNERSHIP RIGHTS IN STOCK.........................................10
3.5.        NO FRACTIONAL SHARES OF HOLDCO COMMON STOCK..................................10
3.6.        TERMINATION OF EXCHANGE FUND.................................................11
3.7.        NO LIABILITY.................................................................11
3.8.        INVESTMENT OF THE EXCHANGE FUND..............................................11
3.9.        LOST CERTIFICATES............................................................11
3.10.       FURTHER ASSURANCES...........................................................12
3.11.       STOCK TRANSFER BOOKS.........................................................12

ARTICLE 4. REPRESENTATIONS AND WARRANTIES................................................12

4.1.        REPRESENTATIONS AND WARRANTIES OF IXL........................................12
4.2.        REPRESENTATIONS AND WARRANTIES OF SCIENT.....................................29

ARTICLE 5. COVENANTS RELATING TO CONDUCT OF BUSINESS.....................................46

5.1.        COVENANTS OF IXL.............................................................46
5.2.        COVENANTS OF SCIENT..........................................................51
5.3.        GOVERNMENTAL FILINGS.........................................................57

5.4.        CONTROL OF OTHER PARTY'S BUSINESS............................................57

ARTICLE 6. ADDITIONAL AGREEMENTS.........................................................57

6.1.        PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETINGS........................57
6.2.        HOLDCO BOARD OF DIRECTORS; EXECUTIVE OFFICERS................................60
6.3.        TERMINATION OF REGISTRATION OF SCIENT COMMON STOCK AND
            IXL COMMON STOCK.............................................................61
6.4.        ACCESS TO INFORMATION........................................................61
6.5.        REASONABLE BEST EFFORTS......................................................62
6.6.        ACQUISITION PROPOSALS........................................................63
6.7.        FEES AND EXPENSES............................................................67
6.8.        DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.......................67
6.9.        PUBLIC ANNOUNCEMENTS.........................................................69
6.10.       LISTING OF SHARES OF HOLDCO COMMON STOCK.....................................69
6.11.       AFFILIATES...................................................................70
6.12.       SECTION 16 MATTERS...........................................................70
6.13.       HOLDCO STOCK OPTION PLAN.....................................................71
6.14.       NOTICES OF CERTAIN EVENTS....................................................71
6.15.       AMENDMENT OF RIGHTS AGREEMENT. ..............................................71

ARTICLE 7. CONDITIONS PRECEDENT..........................................................71

7.1.        CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT ITS RESPECTIVE MERGER........72
7.2.        ADDITIONAL CONDITIONS TO OBLIGATIONS OF IXL..................................72
7.3.        ADDITIONAL CONDITIONS TO OBLIGATIONS OF SCIENT...............................73

ARTICLE 8. TERMINATION AND AMENDMENT.....................................................74

8.1.        TERMINATION..................................................................74
8.2.        EFFECT OF TERMINATION........................................................75
8.3.        AMENDMENT....................................................................77
8.4.        EXTENSION; WAIVER............................................................77

ARTICLE 9. GENERAL PROVISIONS............................................................77

9.1.        NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS...................77
9.2.        NOTICES......................................................................77
9.3.        INTERPRETATION...............................................................79
9.4.        COUNTERPARTS.................................................................80
9.5.        ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES...............................80
9.6.        GOVERNING LAW................................................................80
9.7.        SEVERABILITY.................................................................80
9.8.        ASSIGNMENT...................................................................80
9.9.        SUBMISSION TO JURISDICTION; WAIVERS..........................................81
9.10.       ENFORCEMENT..................................................................81
9.11.       DEFINITIONS..................................................................82

9.12.       PERFORMANCE AND OBLIGATIONS..................................................84

                                    EXHIBITS

Exhibit A         -        Voting Agreements
Exhibit B         -        Holdco Charter
Exhibit C         -        Holdco Bylaws
Exhibit D         -        Sierra Merger Sub Certificate
Exhibit E         -        India Merger Sub Certificate
Exhibit F         -        Sierra Merger Sub Bylaws
Exhibit G         -        India Merger Sub Bylaws
Exhibit H         -        Affiliate Agreement
Exhibit I         -        Affiliate Registration Rights Agreement
Exhibit J         -        Tax Representation Letters for Greenberg Traurig, LLP
Exhibit K         -        Tax Representation Letters for Davis Polk & Wardwell LLP

                             INDEX OF DEFINED TERMS

DEFINED TERMS                                                DEFINED IN SECTION
-------------                                                ------------------

Acquiring Person                                             Section 4.2(r)

Acquisition Proposal                                         Section 6.6(a)

Actions                                                      Section 4.1(j)(i)

Adjustment Factor                                            Section 9.11

Affiliate                                                    Section 9.11

Affiliate Agreement                                          Section 6.11(a)

Affiliate Registration Rights Agreement                      Section 6.11(c)

Agreement                                                    Preamble

Audit                                                        Section 9.11

beneficial ownership or beneficially own                     Section 9.11

Benefit Plans                                                Section 9.11

Blue Sky Laws                                                Section 4.1(c)(iii)

Board of Directors                                           Section 9.11

Business Day                                                 Section 9.11

Certificates of Mergers                                      Section 2.3

Certificates                                                 Section 2.9

Change in the iXL Recommendation                             Section 6.6(b)

Change in the Scient Recommendation                          Section 6.6(b)

Closing                                                      Section 2.2

Closing Date                                                 Section 2.2

Code                                                         Recitals 5

Companies                                                    Recitals 1

Company                                                      Recitals 1

Confidentiality Agreement                                    Section 6.4

DGCL                                                         Section 2.1

Distribution Date                                            Section 4.2(r)

Effective Time                                               Section 2.3

ERISA                                                        Section 9.11

ERISA Affiliate                                              Section 4.1(q)(i)

Exchange Act                                                 Section 4.1(c)(iii)

Exchange Agent                                               Section 3.1

Exchange Fund                                                Section 3.1

DEFINED TERMS                                                DEFINED IN SECTION
-------------                                                ------------------

Expenses                                                     Section 6.7

Form S-4                                                     Section 6.1(a)

GAAP                                                         Section 4.1(e)(i)

Governmental Entity                                          Section 4.1(c)(iii)

Holdco                                                       Preamble

Holdco Bylaws                                                Section 1.1

Holdco Charter                                               Section 1.1

Holdco Common Stock                                          Section 1.1

Holdco Preferred Stock                                       Section 1.1

HSR Act                                                      Section 4.1(c)(iii)

India Merger Sub                                             Preamble

India Merger Sub Bylaws                                      Section 2.5(d)

India Merger Sub Certificate                                 Section 2.5(b)

India Merger Sub Common Stock                                Section 2.9(a)

Intellectual Property                                        Section 9.11

iXL                                                          Preamble

iXL Benefit Plans                                            Section 4.1(q)(i)

iXL Board Approval                                           Section 4.1(g)

iXL Certificate                                              Section 2.9

iXL Common Stock                                             Section 2.9

iXL Contracts                                                Section 4.1(p)(i)

iXL Disclosure Schedule                                      Section 4.1

iXL Employee Nonsolicitation and Confidentiality Agreement   Section 4.1(l)

iXL Exchange Ratio                                           Section 2.9(c)

iXL Filed SEC Reports                                        Section 4.1(e)(ii)

iXL Leased Properties                                        Section 4.1(t)

iXL Merger                                                   Section 2.1(b)

iXL Merger Consideration                                     Section 2.9(c)

iXL Minority Interest                                        Section 4.1(d)(i)

iXL Payment Event                                            Section 8.2(c)

iXL Permits                                                  Section 4.1(j)(ii)

iXL Public Proposal                                          Section 8.2(c)

iXL Purchase Plan                                            Section 2.10(e)

iXL Recommendation                                           Section 6.1(c)

DEFINED TERMS                                                DEFINED IN SECTION
-------------                                                ------------------

iXL Related Persons                                          Section 4.1(s)(i)

iXL SEC Reports                                              Section 4.1(e)(i)

iXL Stock Options                                            Section 2.10(d)

iXL Stock Plans                                              Section 2.10(d)

iXL Stockholders Meeting                                     Section 6.1(c)

iXL Voting Debt                                              Section 4.1(b)(ii)

iXL Warrants                                                 Section 4.1(b)(i)

Joint Proxy Statement/Prospectus                             Section 6.1(a)

known or knowledge                                           Section 9.11

Liens                                                        Section 4.1(a)(ii)

Material Adverse Effect                                      Section 9.11

Merger Consideration                                         Section 2.9(c)

Merger Subsidiaries                                          Section 1.3

Mergers                                                      Section 2.1(b)

Necessary Consents                                           Section 4.1(c)(iii)

Person                                                       Section 9.11

Regulatory Law                                               Section 6.5(b)

Required Approvals                                           Section 6.5(a)

Required iXL Vote                                            Section 4.1(i)

Required Scient Vote                                         Section 4.2(i)

Right                                                        Section 2.7(c)

Rights                                                       Section 2.7(c)

Rights Agreement                                             Section 2.7(c)

Rights Agreement Amendments                                  Section 6.15

Rule 145 Affiliates                                          Section 6.11(b)

Scient                                                       Preamble

Scient 2000 Options                                          Section 2.8(c)

Scient 2000 Plan                                             Section 2.8(c)

Scient 97 Options                                            Section 2.8(b)

Scient 97 Plans                                              Section 2.8(b)

Scient 99 Options                                            Section 2.8(a)

Scient 99 Plan                                               Section 2.8(a)

Scient Benefit Plans                                         Section 4.2(q)(i)

Scient Board Approval                                        Section 4.2(g)

DEFINED TERMS                                                DEFINED IN SECTION
-------------                                                ------------------

Scient Certificate                                           Section 2.7

Scient Common Stock                                          Section 2.7

Scient Contracts                                             Section 4.2(p)

Scient Disclosure Schedule                                   Section 4.2

Scient Employee Nonsolicitation Confidentiality Agreement    Section 4.2(l)

Scient Exchange Ratio                                        Section 2.7(c)

Scient Filed SEC Reports                                     Section 4.2(e)(ii)

Scient Leased Properties                                     Section 4.2(u)

Scient Merger                                                Section 2.1(a)

Scient Merger Consideration                                  Section 2.7(c)

Scient Minority Interest                                     Section 4.2(d)(i)

Scient Options                                               Section 2.8(c)

Scient Payment Event                                         Section 8.2(b)

Scient Permits                                               Section 4.2(j)(ii)

Scient Plans                                                 Section 2.8(c)

Scient Public Proposal                                       Section 8.2(b)

Scient Purchase Plan                                         Section 2.9(d)

Scient Recommendation                                        Section 6.1(b)

Scient Related Persons                                       Section 4.2(t)(i)

Scient SEC Reports                                           Section 4.2(e)(i)

Scient Stockholders Meeting                                  Section 6.1(b)

Scient Voting Debt                                           Section 4.2(b)(ii)

SEC                                                          Section 4.1(a)(ii)

Securities Act                                               Section 4.1(c)(iii)

Sierra Merger Sub                                            Preamble

Sierra Merger Sub Bylaws                                     Section 2.5(c)

Sierra Merger Sub Certificate                                Section 2.5(a)

State Takeover Laws                                          Section 4.1(h)

Stock Acquisition Date                                       Section 4.2(r)

Stockholders Meeting                                         Section 9.11

Subsidiary                                                   Section 9.11

Superior Proposal                                            Section 6.6(b)

Tax                                                          Section 4.1(n)

Tax Authority                                                Section 9.11

DEFINED TERMS                                                DEFINED IN SECTION
-------------                                                ------------------

Tax Return                                                   Section 4.1(p)

Taxes                                                        Section 4.1(n)

Termination Date                                             Section 8.1(b)

Tessera Options                                              Section 2.10(b)

Tessera Plan                                                 Section 2.10(b)

the other party                                              Section 9.11

Third Party                                                  Section 9.11

Violation                                                    Section 4.1(c)(ii)

Voting Agreements                                            Recitals 4

96 Options                                                   Section 2.10(a)

96 Plan                                                      Section 2.10(a)

98 Options                                                   Section 2.10(c)

98 Plan                                                      Section 2.10(c)

99 Options                                                   Section 2.10(d)

99 Plan                                                      Section 2.10(d)

         AGREEMENT AND PLAN OF MERGER (this "Agreement") entered into on this 31st day of July 2001, by and among INDIA-SIERRA HOLDINGS, INC., a Delaware corporation ("Holdco"), IXL ENTERPRISES, INC., a Delaware corporation ("iXL"), SCIENT CORPORATION, a Delaware corporation ("Scient"), INDIA MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Holdco ("India Merger Sub"), and SIERRA MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Holdco ("Sierra Merger Sub").

                                    RECITALS

         1. The Board of Directors of each of Scient and iXL (each, a "Company," and collectively, the "Companies") deem it fair, advisable and in the best interests of the relevant Company and its stockholders that Scient and iXL engage in a business combination constituting a merger of equals in order to implement and advance the long-term strategic business, prospects, interests and objectives of both Companies;

         2. The combination of the Companies shall be effected in accordance with the terms of this Agreement through each of the Mergers and the transactions contemplated thereby;

         3. In furtherance thereof, the Board of Directors of each of Scient, iXL, Holdco, India Merger Sub and Sierra Merger Sub has approved this Agreement and the Mergers, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of capital stock of Scient and each share of capital stock of iXL issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of capital stock of Holdco as set forth herein;

         4. As a condition precedent and inducement to each Company's willingness to enter into this Agreement, certain stockholders of each of Scient and iXL, as applicable, shall each enter into a voting agreement of even date herewith, in the forms of Exhibit A hereto (collectively, the "Voting Agreements"), pursuant to which such stockholders shall agree, among other things, to vote their shares of capital stock in the relevant Company in favor of the adoption of this Agreement; and

         5. For purposes of U.S. Federal and state income tax, the parties hereto intend for the Mergers to qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

                  ARTICLE 1. HOLDING COMPANY AND SUBSIDIARIES

         1.1. ORGANIZATION OF HOLDCO. Scient and iXL have caused Holdco to be organized under the laws of the State of Delaware. The authorized capital stock of

Holdco consists of 500,000,000 shares of common stock, par value $0.0001 per share (the "Holdco Common Stock"), of which one share has been issued to each of Scient and iXL, at a price of $100.00 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the "Holdco Preferred Stock"). Scient and iXL shall take, and shall cause Holdco to take, all requisite action to cause the certificate of incorporation of Holdco to be in the form of Exhibit B hereto (the "Holdco Charter"); and the bylaws of Holdco to be in the form of Exhibit C hereto (the "Holdco Bylaws"), in each case, at the Effective Time. At the Effective Time, the Holdco Charter shall be amended to change the name of Holdco to "Scient, Inc."

         1.2. DIRECTORS AND OFFICERS OF HOLDCO. Prior to the Effective Time, the directors and officers of Holdco shall consist of equal numbers of representatives of iXL and Scient as designated and elected by iXL and Scient. iXL and Scient shall take all requisite action to cause the directors and officers of Holdco at the Effective Time to be as provided in Section 6.2, and with such duly constituted committees of the Board as provided in Section 6.2, with each such director and officer to remain in office until his or her successor is duly elected, appointed and qualified in accordance with the Holdco Bylaws.

         1.3. ORGANIZATION OF MERGER SUBSIDIARIES. Holdco has caused India Merger Sub and Sierra Merger Sub (collectively, the "Merger Subsidiaries") to be organized for the sole purpose of effectuating the Mergers contemplated herein. The authorized capital stock of Sierra Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares have been issued to Holdco at a price of $1.00 per share. The authorized capital stock of India Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which shares have been issued to Holdco at a price of $1.00 per share.

         1.4. ACTIONS OF SCIENT AND IXL. Scient and iXL, as the holders of all the outstanding shares of Holdco Common Stock, have approved this Agreement and have caused Holdco, as the sole stockholder of each of the Merger Subsidiaries, to adopt this Agreement. Each of Scient and iXL shall cause Holdco, and Holdco shall cause the Merger Subsidiaries, to perform their respective obligations under this Agreement.

                ARTICLE 2. THE MERGERS; CERTAIN RELATED MATTERS

         2.1. THE MERGERS. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"):

                  (a) Scient Merger. At the Effective Time, Sierra Merger Sub shall be merged with and into Scient (the "Scient Merger"). Scient shall be the surviving corporation in the Scient Merger and shall continue its corporate existence under the laws of the State of Delaware. As a result of the Scient Merger, Scient shall become a direct, wholly owned subsidiary of Holdco.

                  (b) iXL Merger. At the Effective Time, iXL shall be merged with and into India Merger Sub (the "iXL Merger"). India Merger Sub shall be the surviving corporation in the iXL Merger and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, India Merger Sub shall change its name to iXL Enterprises, Inc. The Scient Merger and the iXL Merger, which shall occur simultaneously, are together referred to herein as the "Mergers."

         2.2. CLOSING. Upon the terms and subject to the conditions set forth in Article 7 and the termination rights set forth in Article 8, the closing of the Mergers (the "Closing") shall take place as promptly as possible after (but in no event later than the second Business Day after) the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article 7, unless this Agreement theretofore has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Greenberg Traurig, LLP, The MetLife Building, 200 Park Avenue, New York, New York, 10166, unless another place is agreed to in writing by the parties hereto.

         2.3. EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article 7, at the Closing the parties shall file the Certificates of Merger with the Secretary of State of the State of Delaware in such form as is required by and executed and acknowledged in accordance with the relevant provisions of the DGCL and make all other filings or recordings required under the DGCL. The Mergers shall become effective at (i) the date and time each of the certificate of merger relating to the Scient Merger and the certificate of merger relating to the iXL Merger (collectively, the "Certificates of Merger") are duly filed with the Secretary of State of the State of Delaware, or (ii) such subsequent time as the Companies shall agree and as shall be specified in the respective Certificates of Merger; provided, however that the Mergers shall become effective at the same time (such time as the Mergers become effective being referred to herein as the "Effective Time").

         2.4. EFFECT OF THE MERGERS. At and after the Effective Time, the Mergers shall have the effects set forth in the DGCL, including Section 259 thereof.

         2.5.     CHARTER AND BYLAWS.

                  (a) Certificate of Incorporation for Sierra Merger Sub. The certificate of incorporation of Sierra Merger Sub in effect immediately prior to the Effective Time, as set forth in the form of Exhibit D hereto (the "Sierra Merger Sub Certificate"), shall be the certificate of incorporation of the surviving corporation in the Scient Merger, until thereafter amended as provided by law.

                  (b) Certificate of Incorporation for India Merger Sub. The certificate of incorporation of India Merger Sub in effect immediately prior to the Effective Time, as set forth in the form of Exhibit E hereto (the "India Merger Sub Certificate"), shall be the Certificate of Incorporation of the surviving corporation in the iXL Merger, until thereafter amended as provided by law.

                  (c) Bylaws of Sierra Merger Sub. The bylaws of Sierra Merger Sub in effect immediately prior to the Effective Time, as set forth in the form of Exhibit F hereto (the "Sierra Merger Sub Bylaws"), shall be the bylaws of the surviving corporation in the Scient Merger, until thereafter amended in accordance with the Sierra Merger Sub Certificate and as provided by law.

                  (d) Bylaws of India Merger Sub. The bylaws of India Merger Sub in effect immediately prior to the Effective Time, as set forth in the form of Exhibit G hereto (the "India Merger Sub Bylaws"), shall be the bylaws of the surviving corporation in the iXL Merger, until thereafter amended in accordance with the India Merger Sub Certificate and as provided by law.

         2.6. OFFICERS AND DIRECTORS. The officers of Scient immediately prior to the Effective Time shall be the officers of the surviving corporation in the Scient Merger, until their respective successors are duly appointed and qualified. The officers of iXL immediately prior to the Effective Time shall be the officers of the surviving corporation in the iXL Merger, until their respective successors are duly appointed and qualified. The directors of Sierra Merger Sub immediately prior to the Effective Time shall be the directors of the surviving corporation in the Scient Merger, until their respective successors are duly elected and qualified. The directors of India Merger Sub immediately prior to the Effective Time shall be the directors of the surviving corporation in the iXL Merger, until their respective successors are duly elected and qualified.

         2.7. EFFECT OF SCIENT MERGER ON SCIENT COMMON STOCK. At the Effective Time, by virtue of the Scient Merger and without any action on the part of the holder of any shares of Scient's common stock, par value $0.0001 ("Scient Common Stock") or any shares of capital stock of Sierra Merger Sub :

                  (a) Capital Stock of Sierra Merger Sub. Each issued and outstanding share of common stock, par value $0.01 per share, of Sierra Merger Sub shall be converted into the right to receive one fully paid and nonassessable share of common stock, par value $0.0001 per share, of the surviving corporation in the Scient Merger.

                  (b) Cancellation of Treasury Stock. Each share of Scient Common Stock issued and owned or held by Scient, Holdco or any subsidiary of Scient or Holdco shall cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of Scient Common Stock. Subject to Section 3.5, each issued and outstanding share of Scient Common Stock (other than shares to be canceled and retired in accordance with Section 2.7(b)), including the associated rights to purchase Scient's Series A Junior Participating Preferred Stock (each, a "Right" and collectively, the "Rights"), distributed as a dividend to holders of record of Scient Common Stock on July 31, 2000, pursuant to that certain Rights Agreement dated July 18, 2000, between Scient and U.S. Stock Transfer Corporation, as Rights Agent (the "Rights Agreement"), shall be converted into the right to receive such number of fully paid and nonassessable shares of Holdco Common Stock (the "Scient Merger Consideration") equal to the quotient obtained by dividing (x) 1.24 by (y) the Adjustment Factor (the "Scient Exchange Ratio").

         As a result of the Scient Merger and without any action on the part of the holders, at the Effective Time all shares of Scient Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Scient Common Stock (such certificate or other evidence of ownership of certificated or uncertificated shares of Scient Common Stock, a "Scient Certificate") shall thereafter cease to have any rights with respect to such shares of Scient Common Stock, except the right (subject to Section 2.7(b)) to receive the applicable Scient Merger Consideration with respect thereto and any cash in lieu of fractional shares as provided in Section 3.5.

         2.8. EFFECT OF SCIENT MERGER ON SCIENT STOCK OPTIONS AND RESTRICTED STOCK.

                  (a) 1999 Equity Incentive Plan. At the Effective Time, all options and other rights to purchase Scient Common Stock (the "Scient 99 Options") pursuant to Scient's 1999 Equity Incentive Plan, as amended (the "Scient 99 Plan"), shall expire pursuant to Section 11.3(d) of the Scient 99 Plan; provided, however, all unvested Scient 99 Options shall accelerate and vest prior to the Effective Time. The Board of Directors of Scient shall take all actions necessary pursuant to Section 11.3 of the Scient 99 Plan to cause the expiration of the Scient 99 Options as contemplated in this Section 2.8(a).

                  (b) 1997 Stock Plan. At the Effective Time, all options and other rights to purchase Scient Common Stock (the "Scient 97 Options") pursuant to Scient's 1997 Stock Plan, as amended (the "Scient 97 Plan"), shall be cancelled pursuant to Section 8(b)(iv) of the Scient 97 Plan; provided however, all unvested Scient 97 Options shall accelerate and vest prior to the Effective Time and all repurchase rights with respect to all shares of Scient Common Stock acquired under the Scient 97 Plan shall terminate. The Board of Directors of Scient shall take all actions necessary pursuant to Section 8(b) of the Scient 97 Plan to cause the cancellation of the Scient 97 Options as contemplated in this Section 2.8(b).

                  (c) 2000 Stock Plan. At the Effective Time, all options and other rights to purchase Scient Common Stock (the "Scient 2000 Options," together with the Scient 99 Options and the Scient 97 Options, the "Scient Options") pursuant to Scient's 2000 Stock Plan (the "Scient 2000 Plan," together with the Scient 99 Plan and the Scient 97 Plan, the "Scient Plans"), shall be cancelled pursuant to Section 8.3(d) of the Scient 2000 Plan; provided, however, all unvested Scient 2000 Options shall accelerate and vest prior to the Effective Time. The Board of Directors of Scient shall take all actions necessary pursuant to Section
                           8.3 of the Scient 2000 Plan to cause the cancellation of the Scient 2000 Options as contemplated in this
                           Section 2.8(c).

                  (d) Stock Purchase Plan. Promptly following the date hereof, the Board of Directors of Scient shall take such actions as necessary to terminate Scient's 1999 Employee Stock Purchase Plan (the "Scient Purchase Plan"), pursuant to Section 14 thereof; provided, however, such termination shall be conditioned upon the consummation of the Scient Merger and shall be made effective as of the Effective Time. At the sole discretion of the Board of Directors of Scient, Scient shall provide to each participant of the Scient Purchase Plan notice of such termination and the balance then credited to each such participant's account shall be distributed as soon as reasonably practicable following the Effective Time, without interest.

         2.9. EFFECT OF IXL MERGER ON IXL COMMON STOCK. At the Effective Time, by virtue of the iXL Merger and without any action on the part of the holder of any shares of iXL's common stock, par value $0.01 ("iXL Common Stock") or any shares of capital stock of India Merger Sub:

                  (a) Capital Stock of India Merger Sub. Each share of common stock, par value $0.01 per share of India Merger Sub ("India Merger Sub Common Stock") shall remain outstanding and each certificate therefor shall continue to evidence one fully paid and non-assessable share of India Merger Sub Common Stock.

                  (b) Cancellation of Treasury Stock. Each share of iXL Common Stock issued and owned or held by iXL, Holdco or any subsidiary of Holdco shall cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

                  (c) Conversion of iXL Common Stock. Subject to Section 3.5, each issued and outstanding share of iXL Common Stock (other than shares to be canceled and retired in accordance with Section 2.9(b)) shall be converted into the right to receive such number of fully paid and non-assessable shares of Holdco Common Stock (the "iXL Merger Consideration" and, together with the Scient Merger Consideration, the "Merger Consideration") equal to the quotient obtained by dividing (x) 1.00 by (y) the Adjustment Factor (the "iXL Exchange Ratio").

         As a result of the iXL Merger and without any action on the part of the holders of any shares of iXL Common Stock, at the Effective Time all shares of iXL Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of iXL Common Stock (an "iXL Certificate" and, together with the Scient Certificates, the "Certificates") shall thereafter cease to have any rights with respect to such shares of iXL Common Stock, except the right (subject to Section 2.9(b)) to receive the applicable iXL Merger Consideration with respect thereto and any cash in lieu of fractional shares as provided in Section 3.5.

         2.10.    EFFECT OF IXL MERGER ON IXL STOCK OPTIONS.

                  (a) 1996 Plan. At the Effective Time, all options and other rights to purchase iXL Common Stock (the "96 Options") pursuant to iXL's 1996 Stock Option Plan, as amended (the "96 Plan"), whether or not then vested or exercisable, shall terminate pursuant to
                           Section 4.2(b) of the 96 Plan and be forfeited. To the extent applicable, prior to the date on which the shareholders of iXL approve the iXL Merger, the Board of Directors of iXL shall determine, pursuant to
                           Section 4.4 of the 96 Plan, that none of the 96 Options shall accelerate as a result of the iXL Merger or any of the transactions contemplated thereby.

                  (b) Tessera Plan. At the Effective Time, all options and other rights to purchase iXL Common Stock (the "Tessera Options") pursuant to iXL's Tessera 1995 Stock Option Plan, as amended (the "Tessera Plan"), whether or not then vested or exercisable, shall terminate pursuant to Section 16(a)(ii) of the Tessera Plan and be forfeited, provided, however, all unvested Tessera Options shall accelerate and vest prior to the Effective Time. The Board of Directors of iXL shall provide notice thereof to the holders of the Tessera Options and shall take all actions necessary pursuant to Section 16 of the Tessera Plan to cause the termination of the Tessera Options as contemplated in this Section 2.10(b).

                  (c) 1998 Plan. At the Effective Time, all options and other rights to purchase iXL Common Stock (the "98 Options") pursuant to iXL's 1998 Non-Employee Stock Option Plan (the "98 Plan"), whether or not then vested or exercisable, shall terminate pursuant to
                           Section 4.2(b) of the 98 Plan and be forfeited. The Board of Directors of iXL shall not accelerate or cause to become exercisable any of the 96 Options pursuant to Section 4.4 thereof as a result of the iXL Merger or the transactions contemplated thereby.

                  (d) 1999 Plans. At the Effective Time, Holdco shall cause all of its options and other rights to purchase iXL Common Stock (the "99 Options," and together with the 96 Options, the Tessera Options, and the 98 Options, the "iXL Stock Options") pursuant to each of iXL's 1999 Employee Stock Option Plan, as amended and 1999B Employee Stock Option Plan, each as amended (collectively, the "99 Plans," and together with the 96 Plan, the Tessera Plan, and the 98 Plan, the "iXL Stock Plans"), whether or not then vested or exercisable, and to the extent (and only to the extent) they do not terminate by their terms at the Effective Time, to be exchanged for an option to purchase shares of Holdco Common Stock (the "Holdco Stock Options") on the same terms and conditions as were applicable under the 99 Option, (i) in an amount equal to the product obtained by multiplying the number of shares of iXL Common Stock issuable upon exercise of the respective 99 Options by the iXL Exchange Ratio, rounded, if necessary, down to the nearest whole share, and (ii) at a price per share (rounded up to the nearest 1/100th of a percent) equal to the per share exercise price under the respective 99 Options divided by the iXL Exchange Ratio; provided, however, that in the case of any 99 Option intended to be an incentive stock option under
                           Section 422 of the Code, the foregoing shall be adjusted if and to the extent necessary to preserve the status of such options as incentive stock options.

                  (e) Stock Purchase Plan. Promptly following the date hereof, the Board of Directors shall take such actions as necessary to terminate iXL's 2000 Employee Stock Purchase Plan (the "iXL Purchase Plan"), pursuant to Section 8.2 thereof; provided, however, such termination shall be conditioned upon the consummation of the iXL Merger and shall be made effective as of the Effective Time. iXL shall provide to each Participant (of the iXL Purchase Plan) notice of such termination and the balance then credited to each Participant's Contribution Account (as defined in the iXL Purchase Plan) shall be distributed as soon as practicable following the Effective Time, without interest.

         2.11. IXL WARRANTS. Prior to the Effective Time, Holdco shall take all action necessary to assume as of the Effective Time all warrants to purchase shares of iXL

Common Stock outstanding immediately prior to the Effective Time, in accordance with the terms thereof, and shall take all requisite actions consistent therewith, including the reservation and issuance of shares of Holdco Common Stock sufficient to cover the exercise, in full, of such warrants.

         2.12. CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time (and as permitted by Sections 5.1 and 5.2), the outstanding shares of iXL Common Stock or the outstanding shares of Scient Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class or series, in any such case, by reason of any reclassification, recapitalization, stock split, split-up, subdivision, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date from and after the date of this Agreement and prior to the Effective Time, or if any similar event shall have occurred, the applicable Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Scient Common Stock, as applicable, and iXL Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                      ARTICLE 3. EXCHANGE OF CERTIFICATES

         3.1. EXCHANGE FUND. Prior to the Effective Time, iXL and Scient shall cause Holdco to appoint a mutually acceptable commercial bank or trust company with assets in excess of $500,000,000 to act as exchange agent hereunder for the purpose of exchanging Certificates for the applicable Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Holdco shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Scient Common Stock and iXL Common Stock, Certificates representing the shares of the Holdco Common Stock issuable in the Mergers pursuant to Sections 2.7 and 2.9. Holdco agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.5. Any cash and certificates representing Holdco Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

         3.2. EXCHANGE PROCEDURES. Promptly after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as iXL or Scient may reasonably specify (such letter to be reasonably acceptable to Scient and iXL prior to the Effective Time), and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration, together with any cash in lieu of fractional shares. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) such shares of Holdco Common Stock (which, at Holdco's option, shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable law) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.7 or 2.9 (after taking into account all shares of Scient Common Stock and iXL Common Stock then held by such holder), and (B) a check in the amount equal to the cash that such holder has the right to receive in lieu of any fractional shares of Holdco Common Stock pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to Section 3.5. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         3.3. DIVIDENDS. No dividends, interest or other distributions with respect to securities of Holdco shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Article
3. Upon such surrender, there shall be paid, without interest, to the Person in whose name the securities of Holdco have been registered, all dividends, interest and other distributions payable in respect of such securities on a date subsequent to, and in respect of a record date after, the Effective Time.

         3.4. NO FURTHER OWNERSHIP RIGHTS IN STOCK. All shares of Holdco Common Stock issued and cash paid upon conversion of shares of Scient Common Stock or iXL Common Stock in accordance with the terms of Article 2 and this
Article 3 (including cash in lieu of fractional shares paid pursuant to Section 3.5) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Scient Common Stock and iXL Common Stock, as applicable.

         3.5.     NO FRACTIONAL SHARES OF HOLDCO COMMON STOCK.

                  (a) No certificates or scrip or shares of Holdco Common Stock representing fractional shares of Holdco Common Stock or any interests therein or rights thereto or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco or a holder of shares of Holdco Common Stock.

                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of Scient Common Stock or iXL Common Stock exchanged pursuant to the Mergers who otherwise would have been entitled to receive a fraction of a share of Holdco Common Stock (determined after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without any interest thereon) in an amount equal to the product of (x) such fractional part of a share of Holdco Common Stock, and

                           (y) the closing sale price for a share of Holdco Common Stock as reported on the Nasdaq Stock Market on the trading day next following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of such cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Holdco, and Holdco shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms hereof.

         3.6. TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall, at Holdco's request, be delivered to Holdco or otherwise on the written instruction of Holdco, and holders of Certificates who have not theretofore complied with this Article 3 shall after such delivery look only to Holdco for the Merger Consideration with respect to the shares of Scient Common Stock or iXL Common Stock, as applicable, formerly represented thereby to which such holders are entitled pursuant to Sections 2.7, 2.9 and 3.2, and any cash in lieu of fractional shares of Holdco Common Stock to which such holders are entitled pursuant to Section 3.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Scient Common Stock or iXL Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Holdco, free and clear of any claims, liens or interests of any Person previously entitled thereto.

         3.7. NO LIABILITY. Notwithstanding any provision of this Agreement to the contrary, none of Holdco, iXL, India Merger Sub, Scient, Sierra Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         3.8. INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Holdco on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to holders of Scient Common Stock or iXL Common Stock pursuant to
Article 2 and the provisions of this Article 3. Any interest and other income resulting from such investments shall promptly be paid to Holdco.

         3.9. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be so lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond or other collateral security in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Scient Common Stock or iXL Common Stock, as applicable, formerly represented thereby, any cash in lieu of fractional shares of Holdco Common Stock, and any unpaid dividends and distributions on shares of Holdco Common Stock deliverable in respect thereof, pursuant to this Agreement.

         3.10. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of iXL, India Merger Sub, Scient or Sierra Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of iXL, India Merger Sub, Scient or Sierra Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco and/or India Merger Sub, as the case may be, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco and/or India Merger Sub, as the case may be, as a result of or in connection with the Mergers.

         3.11. STOCK TRANSFER BOOKS. The stock transfer books of Scient and iXL shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Scient Common Stock or iXL Common Stock thereafter on the records of Scient or iXL. On and after the Effective Time, all Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the right to receive the applicable Merger Consideration with respect to the shares of Scient Common Stock or iXL Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Holdco Common Stock to which the holders thereof are entitled pursuant to Section 3.5).

                    ARTICLE 4. REPRESENTATIONS AND WARRANTIES

         4.1. REPRESENTATIONS AND WARRANTIES OF IXL. Except as disclosed in the iXL Filed SEC Reports or as set forth in the iXL Disclosure Schedule delivered by iXL to Scient prior to the date hereof (the "iXL Disclosure Schedule"), iXL represents and warrants to Scient as follows:

                  (a)      Organization, Standing and Power; Subsidiaries.

                           (i) Each of iXL and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on iXL, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, does not have, and would not reasonably be expected to have a Material Adverse Effect on iXL. The copies of the certificate of incorporation and bylaws of iXL and its Subsidiaries which were previously furnished or made available to Scient are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                           (ii) Exhibit 21.1 to iXL's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, includes all the Subsidiaries of iXL which as of the date of this Agreement are "Significant Subsidiaries" (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity and ownership interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in such Exhibit 21.1, are owned directly or indirectly by iXL, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of all restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable U.S. Federal securities laws.

                           (b)      Capital Structure.

                                    (i)      The authorized capital stock of iXL
                                             consists of (A) 200,000,000 shares
                                             of iXL Common Stock, of which
                                             96,775,370 shares were outstanding
                                             on July 17, 2001, and (B) 5,000,000
                                             shares of Preferred Stock, par
                                             value $0.01 per share, none of
                                             which are outstanding. All issued
                                             and outstanding shares of the
                                             capital stock of iXL have been duly
                                             authorized and are validly issued,
                                             fully paid and nonassessable, and
                                             free of preemptive rights. At the
                                             date hereof there are no options,
                                             warrants or other rights to acquire
                                             any shares of capital stock from
                                             iXL, other than (y) the iXL Stock
                                             Options representing in the
                                             aggregate the right to purchase
                                             approximately 19,000,000 shares of
                                             iXL Common Stock pursuant to the
                                             iXL Stock Plans and (z) the right
                                             to acquire from iXL 3,595,000
                                             shares of iXL Common Stock pursuant
                                             to those certain Warrants disclosed
                                             in Section 4.1(b) of the iXL
                                             Disclosure Schedule (collectively,
                                             the "iXL Warrants").

                           (ii) No bonds, debentures, notes or other indebtedness of iXL having the right to vote on any matters on which holders of capital stock of iXL may vote ("iXL Voting Debt") are issued or outstanding.

                           (iii)    Except as otherwise set forth in this
                                    Section 4.1(b) or in Section 4.1(b) of the iXL Disclosure Schedule, there are no securities, options, warrants, calls, puts, rights, commitments, agreements, plans, contracts, arrangements or undertakings of any kind to which iXL or any of its Subsidiaries is a party or by which any of them is bound obligating iXL or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of iXL or any of its Subsidiaries or obligating iXL or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, put, right, commitment, agreement, plan, contract, arrangement or undertaking. Except as disclosed in Section 4.1(b) of the iXL Disclosure Schedule, there are no outstanding obligations of iXL or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of capital stock of iXL or any of its Subsidiaries.

                  (c)      Authority; No Conflicts.

                           (i) iXL has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the iXL Merger to the adoption of this Agreement by the Required iXL Vote. The execution and delivery of this Agreement and the consummation by iXL of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of iXL and no other corporate proceedings on the part of iXL are necessary to authorize the execution and delivery by iXL of this Agreement or to consummate the iXL Merger and the other transactions contemplated hereby, subject in the case of the consummation of the iXL Merger to the adoption of this Agreement by the Required iXL Vote. This Agreement has been duly executed and delivered by iXL and constitutes the valid and binding agreement of iXL, enforceable against iXL in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (ii)     The execution and delivery of this
                                    Agreement by iXL do not, and the
                                    consummation by iXL of the iXL Merger and the other transactions contemplated hereby will not conflict with or result in any violation of or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any right or obligation or the loss of a benefit under or the creation of a Lien, charge, "put" or "call" right or other encumbrance on or the loss of any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation"), pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of iXL or any Significant Subsidiary of iXL, or (B) except as set forth in Section 4.1(c) of the iXL Disclosure Schedule and, except with respect to employee stock options and other awards, and (1) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL, or (2) would not prevent or materially delay the consummation of the Mergers, subject to obtaining or making the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings referred to in clause (iii) of this Section 4.1(c), any loan or credit agreement, note, mortgage, bond, indenture, deed, lease, benefit plan, or any other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to iXL or any Subsidiary of iXL or their respective properties or assets.

                           (iii)    No consent, approval, order or
                                    authorization of, or registration,
                                    declaration or filing with, any
                                    supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a
                                    "Governmental Entity") or any other Person is required by or with respect to iXL or any Subsidiary of iXL in connection with the execution and delivery of this Agreement by iXL or the consummation by iXL of the iXL Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements
                                    Act of 1976, as amended (the "HSR Act"),
                                    (B) state securities or "blue sky" laws
                                    (the "Blue Sky Laws"), (C) the Securities
                                    Act of 1933, as amended (the "Securities
                                    Act"), (D) the Securities Exchange Act of
                                    1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Certificates of Merger, (F) the rules and regulations of Nasdaq, (G) antitrust or other competition laws of other jurisdictions, and (H) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
                                    (A) through (G) are hereinafter referred to as "Necessary Consents".

                  (d)      Minority Interests.

                           (i) Section 4.1(d) of the iXL Disclosure Schedule lists, as of the date hereof, (A) the name of each Person (other than any Person that is a Subsidiary of iXL) in which iXL or any of its Subsidiaries owns any capital stock or other equity interests (or any securities convertible into or exercisable or exchangeable for, or options or other rights to acquire, any capital stock or other equity interests in, any such Person) (each such Person being hereinafter referred to as an "iXL Minority Interest") and (B) the current percentage ownership interest and, to the knowledge of iXL, the fully diluted percentage ownership interest, in each case of iXL or any of its Subsidiaries therein. Except for the iXL Minority Interests, neither iXL nor any of its Subsidiaries (1) owns any capital stock or other equity interest (or any securities convertible into or exchangeable for, or options or other rights to acquire, any capital stock or other equity interest) in any Third Party or (2) is obligated to make any investment in any Third Party such that such Third Party would become a iXL Minority Interest.

                           (ii) Section 4.1(d) of the iXL Disclosure Schedule lists each agreement or arrangement (x) between iXL or any of its Subsidiaries, on the one hand, and any iXL Minority Interest or any Person that owns any capital stock or other equity interests (or any securities convertible into or exchangeable or exercisable for, or options or other rights to acquire, any such capital stock or other equity interests) in any iXL Minority Interest, on the other hand, and (y) to which iXL or any of its Subsidiaries is a party which (A) has affected or is reasonably likely to affect the ability of Holdco to direct and control iXL's or its Subsidiaries' interest in an iXL Minority Interest after consummation of the Mergers or (B) evidences (1) any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by iXL or any of its Subsidiaries in any iXL Minority Interest or any of its Subsidiaries or (2) any other future liabilities or obligations in respect thereof of iXL or any of its Subsidiaries.

                  (e)      Reports and Financial Statements.

                           (i) iXL has filed all required registration statements, prospectuses, notifications, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000, (collectively, including all exhibits and schedules thereto, the "iXL SEC Reports"). Except as set forth in Section 4.1(d) of the iXL Disclosure Schedule, no Subsidiary of iXL is required to file any form, report, registration statement, prospectus or other document with the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each iXL SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not misleading. Each iXL SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the financial statements (including the related notes) included in the iXL SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of iXL and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods and at the respective dates involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not reasonably expected to be material in amount. All of such iXL SEC Reports, at their respective dates (and at the date of any amendment to the respective iXL SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                           (ii) Except as disclosed in the iXL SEC Reports filed and publicly available prior to the date hereof (the "iXL Filed SEC Reports"), iXL and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of iXL and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities incurred in accordance with Section 5.1, (C) liabilities for Taxes, or (D) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL.

                           (iii) iXL's aggregate cash, cash equivalents, and short term investments at June 30, 2001, were approximately $25,578,000.00.

                  (f)      Information Supplied.

                           (i) None of the information supplied or to be supplied by iXL for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Scient stockholders or iXL stockholders or at the time of the Scient Stockholders Meeting or the iXL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply when filed as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                           (ii) Notwithstanding the foregoing provisions of this Section 4.1(f), no representation or warranty is made by iXL with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied in writing by Scient for inclusion or incorporation by reference therein.

                  (g) Board Approval. The Board of Directors of iXL, by resolutions duly adopted and not subsequently rescinded or modified in any way (the "iXL Board Approval"), has duly (i) determined that this Agreement and the iXL Merger are fair to and in the best interests of iXL and its stockholders and declared the iXL Merger to be advisable, (ii) approved this Agreement, the Voting Agreements and the iXL Merger, and (iii) recommended that the stockholders of iXL adopt this Agreement and directed that such matter be submitted for consideration by iXL's stockholders at the iXL Stockholders Meeting.

                  (h) Anti-Takeover Statutes Not Applicable. iXL has taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary to make this Agreement and the Mergers contemplated herein exempt from and not otherwise subject to any "control share acquisition," "business combination," "interested stockholder," "fair price," "change-in-control," "merger moratorium," "vote sterilization," or other state takeover laws of all jurisdictions applicable to iXL and the iXL Merger (collectively with Section 203 of the DGCL, "State Takeover Laws").

                  (i) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of iXL Common Stock to adopt this Agreement (the "Required iXL Vote") is the only vote of the holders of any class or series of iXL capital stock necessary to adopt this Agreement and to consummate the iXL Merger and the other transactions contemplated hereby.

                  (j)      Litigation; Compliance with Laws.

                           (i) Except as set forth in Section 4.1(j) of the iXL Disclosure Schedule, there are no suits, actions, judgments or proceedings (collectively, "Actions") pending or, to the knowledge of iXL, threatened, against or affecting iXL or any Subsidiary of iXL or any property or asset of iXL or any Subsidiary of iXL which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on iXL, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against iXL or any Subsidiary of iXL which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on iXL.

                           (ii)     Except as, individually or in the
                                    aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL, iXL and its Subsidiaries have been issued and hold all permits, licenses, franchises, variances, exemptions, waivers, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of iXL and its Subsidiaries, taken as a whole (the "iXL Permits"), and no suspension or cancellation of any of the iXL Permits is pending or, to the knowledge of iXL, threatened. iXL and its Subsidiaries are in compliance with the terms of the iXL Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL. Neither iXL nor its Subsidiaries is in violation of, and iXL and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL.

                  (k) Absence of Certain Changes or Events. Except as disclosed in Section 4.1(k) of the iXL Disclosure Schedule and for liabilities expressly permitted to be incurred in accordance with this Agreement or directly incidental to the transactions contemplated by the Mergers, since December 31, 2000, iXL and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

                           (i) any change, circumstance, state of facts or event which, individually or in the aggregate, has had, or reasonably could be expected to have, a Material Adverse Effect on iXL;

                           (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of iXL, or any repurchase, redemption or other acquisition by iXL or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, iXL or any of its Subsidiaries;

                           (iii) any amendment of any material term of any outstanding security of iXL or any of its Subsidiaries;

                           (iv) any incurrence, assumption or guarantee by iXL or any of its Subsidiaries of any indebtedness for borrowed money;

                           (v) any creation or other incurrence by iXL or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                           (vi) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

                           (vii) any transaction or commitment made, or any contract or agreement entered into, by iXL or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by iXL or any of its Subsidiaries of any contract or other right, in either case, material to iXL and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those expressly contemplated by this Agreement;

                           (viii) any change in any method of accounting, method of tax accounting or accounting principles or practice by iXL or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act;

                           (ix)     any (A) grant of any severance or
                                    termination pay to (or amendment to any
                                    existing arrangement with) any director, officer or employee of iXL or any of its Subsidiaries, (B) increase in compensation, bonus or other benefits payable to any director, officer or employee of iXL or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices, (C) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (D) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of iXL or any of its Subsidiaries, or (E) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of iXL or any of its Subsidiaries; or

                           (x) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, Audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

                  (l) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL:
                           (i) iXL and/or each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of iXL, the use of any Intellectual Property by iXL and/or its Subsidiaries does not infringe on or otherwise violate the rights of any Person, (iii) the use of the Intellectual Property is in accordance with subsisting and enforceable licenses pursuant to which iXL or any Subsidiary acquired the right to use any Intellectual Property; and (iv) to the knowledge of iXL, no Person is challenging, infringing or otherwise violating any right of iXL or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to iXL or its Subsidiaries. At the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on iXL, neither iXL nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by iXL and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by iXL or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                           None of the Intellectual Property or other know-how relating to the business of iXL and/or its Subsidiaries, the value of which to iXL is contingent upon maintenance of the confidentiality thereof has been disclosed by iXL or any of its Affiliates to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law, except insofar as such disclosures would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL. Neither iXL nor any of its Subsidiaries are party to any contract that restricts or otherwise limits the ability of iXL or such Subsidiary to perform services for any other Person. To the knowledge of iXL, each employee of iXL and its Subsidiaries is a party to an agreement substantially similar to the "iXL Employee Nonsolicitation and Confidentiality Agreement" made available to Scient prior to the date hereof.

                  (m) Brokers or Finders. Other than First Union Securities, Inc., and Credit Suisse First Boston Corporation, iXL's financial advisors, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of iXL.

                  (n) Opinion of iXL Financial Advisor. iXL's Board of Directors has received the opinion of First Union Securities, Inc. dated the date of this Agreement, to the effect that, at such date, the iXL Exchange Ratio is fair, from a financial point of view, to the holders of iXL Common Stock. A copy of such opinion will be made available to Scient promptly after the date of this Agreement, and such opinion has not been modified or withdrawn.

                  (o) Taxes. Each of iXL and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it (or has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for when iXL and its Subsidiaries ordinarily record items on their respective books), except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL. All such Tax Returns are, or will be at the time of filing, true and complete in all material respects. No Audit is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, iXL or any of its Subsidiaries. There is no current deficiency or adjustment for any Taxes proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due and those being contested in good faith. Neither iXL nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither iXL nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Mergers from qualifying as reorganizations within the meaning of
                           Section 368(a) of the Code.

                  (p)      Material Contracts.

                           (i) Except for the contracts, leases, licenses, commitments, and other instruments (collectively, the "iXL Contracts") specifically disclosed in the iXL SEC Reports filed with the SEC prior to the date of this Agreement, or as disclosed at
                                    Section 4.1(p) on the iXL Disclosure
                                    Schedule, as of the date hereof, neither
                                    iXL nor any of its Subsidiaries is a party
                                    to or bound by: (I) any partnership, joint
                                    venture or other similar agreement or
                                    arrangement (other than any such agreement
                                    or arrangement disclosed in Section 4.1(d)
                                    of the iXL Disclosure Schedule) that, if
                                    the transactions contemplated thereby were
                                    consummated, would result in iXL or any of
                                    its Subsidiaries being a partner, member or
                                    equity owner or participant of or in any
                                    partnership, joint venture, or similar
                                    entity or result in an iXL Minority
                                    Interest; (II) any agreement relating to
                                    indebtedness for borrowed money or the
                                    deferred purchase price of property (in
                                    either case whether incurred, assumed,
                                    guaranteed or secured by an asset); or
                                    (III) any agreement containing any
                                    provision or covenant limiting in any
                                    respect the ability of iXL or any of its
                                    Subsidiaries or any Affiliate of iXL or
                                    Holdco, Scient or any successor of iXL
                                    after the Effective Time to compete in any
                                    manner (with respect to the businesses
                                    conducted on the date hereof and intended
                                    to be conducted after the Effective Time by
                                    the parties hereto) with any Person in any
                                    geographic area.

                           (ii) Each iXL Contract specifically disclosed in any iXL SEC Report or required to be disclosed pursuant to this Section 4.1(p) is valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to so be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on iXL. Neither iXL nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on iXL.

                  (q)      Employee Benefits.

                           (i) Prior to the date hereof, iXL has made available to Scient each "employee benefit plan", as defined in ERISA, and each plan or other arrangement (written or oral) (including employment and severance agreements) providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, employee loans, vacation benefits, insurance coverage (including any self-insured arrangements), health, medical, dental or vision benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical, or life insurance benefits), in each case which is maintained, administered, or contributed to by iXL or any ERISA Affiliate thereof and covers any employee, director or independent contractor or former employee, director or independent contractor of iXL or any ERISA Affiliate thereof or under which iXL or any ERISA Affiliate thereof has any liability with respect to current or former employees, directors or independent contractors of iXL or any ERISA Affiliate thereof. Copies of such plans or other arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to Scient prior to the date hereof together with the most recent annual report (Form 5500 Annual Report including, if applicable, Schedule B thereto) prepared in connection with any such plan or other arrangement. Such plans or other arrangements are referred to collectively as the "iXL Benefit Plans"; provided that a plan or other arrangement with respect to a former employee, director or independent contractor shall constitute an "iXL Benefit Plan" only to the extent that iXL or its ERISA Affiliate has any present or future liability or obligation. An "ERISA Affiliate" of any person means any other person which, together with such person, would be treated as a single employer under
                                    Section 414 of the Code. At no time has iXL or any person who from time to time is or was an ERISA Affiliate of iXL ever maintained an employee benefit plan that is subject to Title IV of ERISA. Section 4.1(q) of the iXL Disclosure Schedule lists each material iXL Benefit Plan.

                           (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL, each of the iXL Benefit Plans, and the administration thereof, is, and has been, in compliance with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. Each iXL Benefit Plan and its related trust which is intended to qualify under Section 401(a) and Section 501(a) of the Code is so qualified, and nothing has occurred to cause the loss of such qualification. iXL has made available to Scient copies of the most recent Internal Revenue Service determination letters with respect to each such iXL Benefit Plan, if any. Each iXL Benefit Plan which is intended to be exempt under
                                    Section 501(c)(9) or 501(c)(17) of the Code satisfies the requirements for such exemption, so qualifies in form and in operation, and meets, or has satisfied, the requirements of Section 505(c) of the Code and the regulations thereunder.

                           (iii) Except as set forth in Section 4.1(q) of the iXL Disclosure Schedule, with respect to each iXL Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the iXL SEC Reports, which obligations are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on iXL.

                           (iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL, with respect to each iXL Benefit Plan (A) no prohibited transactions as defined in
                                    Section 406 of ERISA or Section 4975 of the
                                    Code have occurred or are expected to occur as a result of the transactions contemplated by this Agreement, and (B) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof of any iXL Benefit Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the iXL Benefit Plans, iXL, any ERISA Affiliate or any fiduciary, as such term is defined in Section 3(21) of ERISA ("Fiduciary"), including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any iXL Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL, none of iXL or its directors, officers, or employees, or any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

                           (v) No iXL Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

                           (vi) iXL and its Subsidiaries are in compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on iXL. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against iXL or any of its Subsidiaries pending or, to the knowledge of iXL, threatened which may interfere with the business activities of iXL or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on iXL.

                           (vii) Except as set forth in Section 4.1(q) of the iXL Disclosure Schedule, no employee of iXL or any of its Subsidiaries will become entitled to any change-in-control, retirement, severance, retention or similar benefit or enhanced or accelerated benefit or any forgiveness of an outstanding advance or loan as a result of the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event). Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of iXL or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will, to the knowledge of iXL or any of its Subsidiaries, be an "excess parachute payment" within the meaning of Section 280G of the Code.

                           (viii) There has been no amendment to, written interpretation or announcement (whether or not written) by iXL or any of its ERISA Affiliates relating to, or change in participation or coverage under, any iXL Benefit Plan which would increase materially the expense of maintaining such iXL Benefit Plan above the level of the expense incurred in respect thereof for the twelve months ended on June 30, 2001.

                  (r) Insurance. All material fire, property and casualty, general liability, errors and omissions, business interruption, product liability, and sprinkler and water damage insurance policies maintained by iXL or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of iXL and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on iXL. iXL and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.1(r) of the iXL Disclosure Schedule, neither iXL nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice, or, to the knowledge of iXL, oral notice of any pending or threatened termination or cancellation, denial of coverage or limitation or reduction of coverage or material premium increase with respect to such policy.

                  (s)      Transactions with Related Persons.

                           (i) Section 4.1(s) of the iXL Disclosure Schedule sets forth a list of all agreements in effect with Related Persons and not required to be disclosed in the iXL SEC Reports pursuant to Item 404 of Regulation S-K. Except as set forth in
                                    Section 4.1(s) of the iXL Disclosure
                                    Schedule or the iXL SEC Reports, since
                                    December 31, 2000, neither iXL nor any of its Subsidiaries has (I) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (II) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of iXL or any of its Subsidiaries), (III) entered into or modified in any manner any contract or other agreement with, or (IV) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any officer, director, or Affiliate (collectively, "iXL Related Persons"). Prior to the date hereof, iXL has made available to Scient true and complete copies of each contract, arrangement and understanding between iXL or any of its Subsidiaries, on the one hand, and any iXL Related Person, on the other.

                           (ii) Except as set forth in Section 4.1(s) of the iXL Disclosure Schedule, (x) the contracts of iXL and its Subsidiaries do not include any material obligation or commitment between iXL or any of its Subsidiaries and any iXL Related Person,
                                    (y) the assets of iXL or any of its
                                    Subsidiaries do not include any receivable or other obligation or commitment from an iXL Related Person to iXL or any of its Subsidiaries, and (z) the liabilities of iXL and its Subsidiaries do not include any payable or other obligation or commitment from iXL or any of its Subsidiaries to any iXL Related Person.

                           (iii) Except as set forth in Section 4.1(s) of the iXL Disclosure Schedule, no iXL Related Person is a party to any contract with any customer or supplier of iXL or any of its Subsidiaries that affects in any material manner the business, financial condition or results of operation of iXL or any of its Subsidiaries.

                  (t) Leased Properties iXL does not own a fee interest in any real property. Section 4.1(t) of the iXL Disclosure Schedule correctly describes all real property which iXL leases as a tenant, subleases (whether as sublandlord or subtenant), or otherwise occupies ("iXL Leased Properties"). iXL has a valid leasehold interest in all iXL Leased Properties.

         4.2. REPRESENTATIONS AND WARRANTIES OF SCIENT. Except as disclosed in the Scient Filed SEC Reports or as set forth in the Scient Disclosure Schedule delivered by Scient to iXL prior to the execution of this Agreement (the "Scient Disclosure Schedule"), Scient represents and warrants to iXL as follows:

                  (a)      Organization, Standing and Power; Subsidiaries.

                           (i) Each of Scient and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on Scient, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, does not have, and would not reasonably be expected to have, a Material Adverse Effect on Scient. The copies of the certificate of incorporation and bylaws of Scient and its Subsidiaries which were previously furnished or made available to iXL are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                           (ii) Exhibit 21.1 to Scient's Annual Report on Form 10-K for the year ended March 31, 2001, includes all the Subsidiaries of Scient which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity and ownership interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in such Exhibit 21.1, are owned directly or indirectly by Scient, free and clear of all Liens and free of all restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable U.S. Federal securities laws.

                  (b)      Capital Structure.

                           (i) The authorized capital stock of Scient consists of (a) 500,000,000 shares of Scient Common Stock, of which 74,345,915 shares are outstanding on July 26, 2001, and (B) 10,000,000 shares of Preferred Stock, par value $0.0001 per share, of which (1) 100,000 shares have been designated Series A Junior Participating Preferred Stock, of which no shares are outstanding. All issued and outstanding shares of the capital stock of Scient have been duly authorized and are validly issued, fully paid and nonassessable, and free of preemptive rights. At the date hereof, there are no options, warrants or other rights to acquire any shares of capital stock from Scient other than the Scient Stock Options representing in the aggregate the right to purchase 9,932,261 shares of Scient Common Stock pursuant to the Scient Stock Plans on June 30, 2001.

                           (ii) No bonds, debentures, notes or other indebtedness of Scient having the right to vote on any matters on which holders of capital stock of Scient may vote ("Scient Voting Debt") are issued or outstanding.

                           (iii)    Except as otherwise set forth in this
                                    Section 4.2(b) or in Section 4.2(b) of the Scient Disclosure Schedule, there are no securities, options, warrants, calls, puts, rights, commitments, agreements, plans, contracts, arrangements or undertakings of any kind to which Scient or any of its Subsidiaries is a party or by which any of them is bound obligating Scient or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Scient or any of its Subsidiaries or obligating Scient or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, put, right, commitment, agreement, plan, contract, arrangement or undertaking. Except as disclosed in Section 4.2(b) of the Scient Disclosure Schedule, there are no outstanding obligations of Scient or any of its Subsidiaries to purchase, redeem or otherwise acquire any shares of capital stock of Scient or any of its Subsidiaries.

                  (c)      Authority; No Conflicts.

                           (i) Scient has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Scient Merger to the adoption of this Agreement by the Required Scient Vote. The execution and delivery of this Agreement and the consummation by Scient of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Scient and no other corporate proceedings on the part of Scient are necessary to authorize the execution and delivery by Scient of this Agreement or to consummate the Scient Merger and the other transactions contemplated hereby, subject in the case of the consummation of the Scient Merger to the adoption of this Agreement by the Required Scient Vote. This Agreement has been duly executed and delivered by Scient and constitutes the valid and binding agreement of Scient, enforceable against

                                    Scient in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (ii)     The execution and delivery of this
                                    Agreement by Scient do not, and the
                                    consummation by Scient of the Scient Merger and the other transactions contemplated hereby will not, conflict with or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws or similar organizational document of Scient or any Significant Subsidiary of Scient, or (B) except as set forth in
                                    Section 4.2(c) of the Scient Disclosure
                                    Schedule and, except with respect to
                                    employee stock options and other awards, or
                                    (1) as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient, or (2) would not prevent or materially delay the consummation of the Mergers, subject to obtaining or making the consents, waivers, approvals, orders, authorizations, registrations, declarations and filings referred to in clause (iii) of this Section 4.2(c), any loan or credit agreement, note, mortgage, bond, indenture, deed, lease, benefit plan, or any other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Scient or any Subsidiary of Scient or their respective properties or assets.

                           (iii)    No consent, approval, order or
                                    authorization of, or registration,
                                    declaration or filing with, any
                                    Governmental Entity or any other Person is required by or with respect to Scient or any Subsidiary of Scient in connection with the execution and delivery of this Agreement by Scient or the consummation by Scient of the Scient Merger and the other transactions contemplated hereby, except the Necessary Consents and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient.

                  (d)      Minority Interests.

                           (i) Section 4.2(d) of the Scient Disclosure Schedule lists, as of the date hereof, (A) the name of each Person (other than any Person that is a Subsidiary of Scient) in which Scient or any of its Subsidiaries owns any capital stock or other equity interests (or any securities convertible into or exercisable or exchangeable for, or options or other rights to acquire, any capital stock or other equity interests in, any such Person) (each such Person being hereinafter referred to as a "Scient Minority Interest") and (B) the current percentage ownership interest and, to the knowledge of Scient, the fully diluted percentage ownership interest, in each case of Scient or any of its Subsidiaries therein. Except for the Scient Minority Interests, neither Scient nor any of its Subsidiaries (1) owns any capital stock or other equity interest (or any securities convertible into or exchangeable for, or options or other rights to acquire, any capital stock or other equity interest) in any Third Party or (2) is obligated to make any investment in any Third Party such that such Third Party would become a Scient Minority Interest.

                           (ii) Section 4.2(d) of the Scient Disclosure Schedule lists each agreement or arrangement (x) between Scient or any of its Subsidiaries, on the one hand, and any Scient Minority Interest or any Person that owns any capital stock or other equity interests (or any securities convertible into or exchangeable for, or options or other rights to acquire, any such capital stock or other equity interests) in any Scient Minority Interest, on the other hand, and (y) to which Scient or any of its Subsidiaries is a party which (A) has affected or is reasonably likely to affect the ability of Holdco to direct and control Scient's or its Subsidiaries' interest in a Scient Minority Interest after consummation of the Mergers or (B) evidences (1) any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Scient or any of its Subsidiaries in any Scient Minority Interest or any of its Subsidiaries or (2) any other future liabilities or obligations in respect thereof of Scient or any of its Subsidiaries.

                  (e)      Reports and Financial Statements.

                           (i) Scient has filed all required registration statements, prospectuses, notifications, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2000 (collectively, including all exhibits and schedules thereto, the "Scient SEC Reports"). Except as set forth in Section 4.2(e)(i) of the Scient Disclosure Schedule, no
                                    Subsidiary of Scient is required to file any form, report, registration statement, prospectus or other document with the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Scient SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, not misleading. Each Scient SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of the financial statements (including the related notes) included in the Scient SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Scient and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods and at the respective dates involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not reasonably expected to be material in amount. All of such Scient SEC Reports, at their respective dates (and at the date of any amendment to the respective Scient SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                           (ii) Except as disclosed in the Scient SEC Reports filed and publicly available prior to the date hereof (the "Scient Filed SEC Reports"), Scient and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Scient and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, (B) liabilities incurred in accordance with
                                    Section 5.2, (C) liabilities for Taxes, or
                                    (D) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient.

                           (iii) Scient's cash, cash equivalents, and short term investments at June 30, 2001 were approximately $115,124,000.

                  (f)      Information Supplied.

                           (i) None of the information supplied or to be supplied by Scient for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (B) the Joint Proxy
                                    Statement/Prospectus will, on the date it is first mailed to Scient stockholders or iXL stockholders or at the time of the Scient Stockholders Meeting or the iXL Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply when filed as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                           (ii) Notwithstanding the foregoing provisions of this Section 4.2(f), no representation or warranty is made by Scient with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied in writing by iXL for inclusion or incorporation by reference therein.

                  (g) Board Approval. The Board of Directors of Scient, by resolutions duly adopted and not subsequently rescinded or modified in any way (the "Scient Board Approval"), has duly (i) determined that this Agreement and the Scient Merger are fair to and in the best interests of Scient and its stockholders and declared the Scient Merger to be advisable, (ii) approved this Agreement, the Voting Agreements, and the Scient Merger, and (iii) recommended that the stockholders of Scient adopt this Agreement and directed that such matter be submitted for consideration by Scient's stockholders at the Scient Stockholders Meeting.

                  (h) Anti-Takeover Statutes Not Applicable. Scient has taken (or caused to have been taken) and has done (or caused to have been done) all actions and things necessary to make this Agreement and the Mergers contemplated herein exempt from and not otherwise subject to any State Takeover Laws applicable to Scient and the Scient Merger.

                  (i) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Scient Common Stock to adopt this Agreement (the "Required Scient Vote") is the only vote of the holders of any class or series of Scient capital stock necessary to adopt this Agreement and to consummate the Scient Merger and the other transactions contemplated hereby.

                  (j)      Litigation; Compliance with Laws.

                           (i) There are no Actions pending or, to the knowledge of Scient, threatened, against or affecting Scient or any Subsidiary of Scient or any property or asset of Scient or any Subsidiary of Scient which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Scient, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Scient or any Subsidiary of Scient which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Scient.

                           (ii)     Except as, individually or in the
                                    aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient, Scient and its Subsidiaries have been issued and hold all permits, licenses, franchises, variances, exemptions, waivers, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses as now being conducted of Scient and its Subsidiaries, taken as a whole (the "Scient Permits"), and no suspension or cancellation of any of the Scient Permits is pending or, to the knowledge of Scient, threatened. Scient and its Subsidiaries are in compliance with the terms of the Scient Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient. Neither Scient nor its Subsidiaries is in violation of, and Scient and its Subsidiaries have not received any notices of violations with respect to, any laws, statutes, ordinances, rules or regulations of any Governmental Entity, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient.

                  (k) Absence of Certain Changes or Events. Except as disclosed in Section 4.2(k) of the Scient Disclosure Schedule and for liabilities expressly permitted to be incurred in accordance with this Agreement or directly incidental to the transactions contemplated by the Mergers, since March 31, 2001, Scient and its Subsidiaries have conducted their business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been:

                           (i) any change, circumstance, state of facts or event which, individually or in the aggregate, has had, or reasonably could be expected to have, a Material Adverse Effect on Scient;

                           (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Scient, or any repurchase, redemption or other acquisition by Scient or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Scient or any of its Subsidiaries;

                           (iii) any amendment of any material term of any outstanding security of Scient or any of its Subsidiaries;

                           (iv) any incurrence, assumption or guarantee by Scient or any of its Subsidiaries of any indebtedness for borrowed money;

                           (v) any creation or other incurrence by Scient or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

                           (vi) any making of any loan, advance or capital contribution to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

                           (vii) any transaction or commitment made, or any contract or agreement entered into, by Scient or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Scient or any of its Subsidiaries of any contract or other right, in either case, material to Scient and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those expressly contemplated by this Agreement;

                           (viii) any change in any method of accounting, method of tax accounting or accounting principles or practice by Scient or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

                           (ix)     any (A) grant of any severance or
                                    termination pay to (or amendment to any
                                    existing arrangement with) any director, officer or employee of Scient or any of its Subsidiaries, (B) increase in compensation, bonus or other benefits payable to any director, officer or employee of Scient or any of its Subsidiaries, other than in the ordinary course of business consistent with past practices, increase in benefits payable under any existing severance or termination pay policies or employment agreements, (C) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Scient or any of its Subsidiaries, or (D) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of Scient or any of its Subsidiaries; or

                           (x) any material Tax election made or changed, any annual tax accounting period changed, any method of tax accounting adopted or changed, any material amended Tax Returns or claims for material Tax refunds filed, any material closing agreement entered into, any material Tax claim, Audit or assessment settled, or any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered.

                  (l) Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on
                           Scient: (i) Scient and/or each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the knowledge of Scient, the use of any Intellectual Property by Scient and/or its Subsidiaries does not infringe on or otherwise violate the rights of any Person, (iii) the use of the Intellectual Property is in accordance with subsisting and enforceable licenses pursuant to which Scient or any Subsidiary acquired the right to use any Intellectual Property; and (iv) to the knowledge of Scient, no Person is challenging, infringing or otherwise violating any right of Scient or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Scient or its Subsidiaries. At the date of this Agreement, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Scient, neither Scient nor any of its Subsidiaries has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Scient and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Scient or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                           None of the Intellectual Property or other know-how relating to the business of Scient and/or its Subsidiaries, the value of which to Scient is contingent upon maintenance of the confidentiality thereof has been disclosed by Scient or any of its Affiliates to any Person other than those Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or by operation of law, except insofar as such disclosures would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient. Neither Scient nor any of its Subsidiaries are party to any contract that restricts or otherwise limits the ability of Scient or such Subsidiary to perform services for any other Person. To the knowledge of Scient, each employee of Scient and its Subsidiaries is a party to an agreement substantially similar to the "Scient Employee Nonsolicitation and Confidentiality Agreement" made available to iXL prior to the date hereof.

                  (m) Brokers or Finders. Other than Thomas Weisel Partners LLC and Morgan Stanley & Co., Incorporation, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Scient.

                  (n) Opinion of Scient Financial Advisor. Scient's Board of Directors has received the opinion of Thomas Weisel Partners LLC dated the date of this Agreement, to the effect that, at such date, the Scient Exchange Ratio is fair, from a financial point of view, to the holders of Scient Common Stock. A copy of such opinion will be made available to iXL promptly after the date of this Agreement, and such opinion has not been modified or withdrawn.

                  (o) Taxes. Each of Scient and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it (or has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for when Scient and its Subsidiaries ordinarily record items on their respective books), except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient. All such Tax Returns are, or will be at the time of filing, true and complete in all material respects. No Audit is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Scient or any of its Subsidiaries. There is no current deficiency or adjustment for any Taxes proposed, asserted, or assessed against the Company or any of its Subsidiaries. There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due and those being contested in good faith. Neither Scient nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property. Neither Scient nor any of its Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

                  (p)      Material Contracts.

                           (i) Except for the contracts, leases, licenses, commitments, and other instruments (collectively, the "Scient Contracts") specifically disclosed in the Scient SEC Reports filed with the SEC prior to the date of this Agreement, or as disclosed at
                                    Section 4.2(p) on the Scient Disclosure
                                    Schedule, as of the date hereof, neither
                                    Scient nor any of its Subsidiaries is a
                                    party to or bound by: (I) any partnership,
                                    joint venture or other similar agreement or
                                    arrangement (other than any such agreement
                                    or arrangement disclosed in Section 4.2(d)
                                    of the Scient Disclosure Schedule) that, if
                                    the transactions contemplated
                                    thereby were consummated, would result in
                                    iXL or any of its Subsidiaries being a
                                    partner, member or equity owner or
                                    participant of or in any partnership, joint
                                    venture, or similar entity or result in a
                                    Scient Minority Interest; (II) any
                                    agreement relating to indebtedness for
                                    borrowed money or the deferred purchase
                                    price of property (in either case whether
                                    incurred, assumed, guaranteed or secured by
                                    an asset); or (III) any agreement
                                    containing any provision or covenant
                                    limiting in any respect the ability of
                                    Scient or any of its Subsidiaries or any
                                    Affiliate of Scient or Holdco, iXL or any
                                    successor of Scient after the Effective
                                    Time to compete in any manner (with respect
                                    to the businesses conducted on the date
                                    hereof and intended to be conducted after
                                    the Effective Time by the parties hereto)
                                    with any Person in any geographic area.

                           (ii) Each Scient Contract specifically disclosed in any Scient SEC Report or required to be disclosed pursuant to this Section 4.2(p) is valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to so be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Scient. Neither Scient nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any such contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Scient.

                  (q)      Employee Benefits.

                           (i) Prior to the date hereof, Scient has made available to iXL each "employee benefit plan", as defined in Section 3(3) of ERISA, and each plan or other arrangement (written or oral) (including employment and severance agreements) providing for compensation, bonuses, profit-sharing, stock option or other equity-related rights or other forms of incentive or deferred compensation, employee loans, vacation benefits, insurance coverage (including any self-insured arrangements), health, medical, dental or vision benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), in each case which is maintained, administered, or contributed to by Scient or any ERISA Affiliate thereof and covers any employee, director or independent contractor or former employee, director or independent contractor of Scient or any ERISA Affiliate thereof or under which Scient or any ERISA Affiliate thereof has any liability with respect to current or former employees, directors or independent contractors of Scient or any ERISA Affiliate thereof. Copies of such plans or other arrangements (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been made available to iXL prior to the date hereof together with the most recent annual report (Form 5500 Annual Report including, if applicable, Schedule B thereto) prepared in connection with any such plan or other arrangement. Such plans or other arrangements are referred to collectively as the "Scient Benefit Plans"; provided that a plan or other arrangement with respect to a former employee, director or independent contractor shall constitute a "Scient Benefit Plan" only to the extent that Scient or its ERISA Affiliate has any present or future liability or obligation. At no time has Scient or any person who from time to time is or was an ERISA Affiliate of Scient ever maintained an employee benefit plan that is subject to Title IV of ERISA. Section 4.2(q) of the Scient Disclosure Schedule lists each material Scient Benefit Plan.

                           (ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient, each of the Scient Benefit Plans, and the administration thereof, is, and has been, in compliance with the requirements provided by any and all applicable statutes, orders or governmental rules or regulations currently in effect, including, but not limited to, ERISA and the Code. Each Scient Benefit Plan and its related trust which is intended to qualify under
                                    Section 401(a) and Section 501(a) of the
                                    Code is so qualified, and nothing has
                                    occurred to cause the loss of such
                                    qualification. Scient has made available to iXL copies of the most recent Internal Revenue Service determination letters with respect to each such Scient Benefit Plan, if any. Each Scient Benefit Plan which is intended to be exempt under Section 501(c)(9) or 501(c)(17) of the Code satisfies the requirements for such
                                    exemption, so qualifies in form and in
                                    operation, and meets, or has satisfied, the requirements of Section 505(c) of the Code and the regulations thereunder.

                           (iii) Except as set forth in Section 4.2 of the Scient Disclosure Schedule, with respect to each Scient Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Scient SEC Reports, which obligations are reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Scient.

                           (iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient, with respect to each Scient Benefit Plan (A) no prohibited transactions as defined in
                                    Section 406 of ERISA or Section 4975 of the
                                    Code have occurred or are expected to occur as a result of the transactions contemplated by this Agreement, and (B) no action, suit, grievance, arbitration or other manner of litigation, or claim with respect to the assets thereof of any Scient Benefit Plan (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) is pending, threatened or imminent against or with respect to any of the Scient Benefit Plans, Scient, any ERISA Affiliate or any Fiduciary, including but not limited to any action, suit, grievance, arbitration or other manner of litigation, or claim regarding conduct that allegedly interferes with the attainment of rights under any Scient Benefit Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient, none of Scient or its directors, officers, or employees, or any Fiduciary has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of such plans.

                           (v) No Scient Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

                           (vi)     Scient and its Subsidiaries are in
                                    compliance with all federal, state, local and foreign requirements regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Scient. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Scient or any of its Subsidiaries pending or, to the knowledge of Scient, threatened which may interfere with the business activities of Scient or any of its Subsidiaries, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Scient.

                           (vii) Except as set forth in Section 4.2(q) of the Scient Disclosure Schedule, no employee of Scient or any of its Subsidiaries will become entitled to any change-in-control, retirement, severance, retention or similar benefit or enhanced or accelerated benefit or any forgiveness of an outstanding advance or loan as a result of the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event). Without limiting the generality of the foregoing, no amount required to be paid or payable to or with respect to any employee of Scient or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will, to the knowledge of Scient or any of its Subsidiaries, be an "excess parachute payment" within the meaning of Section 280G of the Code.

                           (viii) There has been no amendment to, written interpretation or announcement (whether or not written) by Scient or any of its ERISA Affiliates relating to, or change in participation or coverage under, any Scient Benefit Plan which would increase materially the expense of maintaining such Scient Benefit Plan above the level of the expense incurred in respect thereof for the twelve months ended on June 30, 2001.

                  (r) Rights Agreement. The Rights Agreement has not been amended or modified since July 18, 2000, and shall not be amended or modified except as set forth in
                           Section 6.15 or as may be mutually agreed to by iXL and Scient to effectuate the provisions of Section 6.15.

                  (s) Insurance. All material fire, property and casualty, general liability, errors and omissions, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Scient or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of Scient and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not have a Material Adverse Effect on Scient. Scient and each of its Subsidiaries have made any and all payments required to maintain such policies in full force and effect. Except as set forth in Section 4.2(s) of the Scient Disclosure Schedule, neither Scient nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice, or, to the knowledge of iXL, oral notice of any pending or threatened termination or cancellation, denial of coverage or limitation or reduction of coverage or material premium increase with respect to such policy.

                  (t)      Transactions with Related Persons.

                           (i) Section 4.2(t) of the Scient Disclosure Schedule sets forth a list of all agreements in effect with Related Persons and not required to be disclosed in to the Scient SEC Reports pursuant to Item 404 of Regulation S-K. Except as set forth in
                                    Section 4.2(t) of the Scient Disclosure
                                    Schedule or the Scient SEC Reports, since
                                    March 31, 2001, neither Scient nor any of its Subsidiaries has (I) purchased, leased or otherwise acquired any material property or assets or obtained any material services from, (II) sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of Scient or any of its Subsidiaries), (III) entered into or modified in any manner any contract or other agreement with, or (IV) borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any officer, director or Affiliate (collectively, "Scient Related Persons"). Prior to the date hereof, Scient has made available to iXL true and complete copies of each contract, arrangement and understanding between Scient or any of its Subsidiaries, on the one hand, and any Scient Related Person, on the other.

                           (ii) Except as set forth in Section 4.2(t) of the Scient Disclosure Schedule, (x) the contracts of Scient and its Subsidiaries do not include any material obligation or commitment between Scient or any Scient Related Person, (y) the assets of Scient or any of its Subsidiaries do not include any receivable or other obligation or commitment from a Scient Related Person to Scient or any of its Subsidiaries, and (z) the liabilities of Scient and its

                                    Subsidiaries do not include any payable or other obligation or commitment from iXL or any of its Subsidiaries to any Scient Related Person.

                           (iii) Except as set forth in Section 4.2(t) of the Scient Disclosure Schedule, no Scient Related Person is a party to any contract with any customer or supplier of Scient or any of its Subsidiaries that affects in any material manner the business, financial condition or results of operation of Scient or any of its Subsidiaries.

                  (u) Leased Properties. Scient does not own a fee interest in any real property. Section 4.1(u) of the Scient Disclosure Schedule correctly describes all real property which Scient leases as a tenant, subleases (whether as sublandlord or subtenant), or otherwise occupies ("Scient Leased Properties"). Scient has a valid leasehold interest in all Scient Leased Properties.

              ARTICLE 5. COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1. COVENANTS OF IXL. During the period from the date of this Agreement and continuing until the Effective Time, iXL agrees as to itself and its Subsidiaries that iXL and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted (provided that any significant restructuring shall not be considered ordinary course), and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date hereof until the Closing Date (except as expressly contemplated or permitted by this Agreement, including Section 6.2(b) hereof with respect to Sections 5.1(f), 5.1(i) and 5.1(l), Section 5.1 of the iXL Disclosure Schedule, or as required by a Governmental Entity or to the extent that Scient shall otherwise consent in writing, which consent shall not unreasonably be withheld or delayed):

                  (a) New Business; Capital Expenditures. Other than in connection with acquisitions expressly permitted by
                           Section 5.1(e) or investments expressly permitted by
                           Section 5.1(g), iXL shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new line of business material (in terms of revenue, cash flows or assets) to iXL and its Subsidiaries (taken as a whole), or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith as disclosed in Section 5.1(a) of the iXL Disclosure Schedule or incurred or committed to in the ordinary course of business consistent with past practice.

                  (b) Dividends; Changes in Share Capital. iXL shall not, and shall not permit any of its Subsidiaries to, and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except as permitted by clause (ii) of this Section 5.1(b), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (x) any such transaction by a wholly owned Subsidiary of iXL that remains a wholly owned Subsidiary after consummation of such transaction, or
                           (y) a forward or reverse stock split of the iXL Common Stock, or (iii) except as set forth in Section 5.1(b) of the iXL Disclosure Schedule, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock, except for the purchase from time to time by iXL of iXL Common Stock in connection with the iXL Benefit Plans in the ordinary course of business consistent with past practice.

                  (c) Issuance of Securities. iXL shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or series, any iXL Voting Debt, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, puts or options to acquire, any such shares or iXL Voting Debt, or enter into any contract, plan, understanding, commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) in accordance with Section 5.1(i),
                           (ii) the issuance of iXL Common Stock upon the exercise of iXL Stock Options and/or iXL Warrants outstanding as of the date hereof in accordance with their present terms or pursuant to iXL Stock Options or iXL Warrants, (iii) issuances by a wholly owned Subsidiary of iXL of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of iXL, or (iv) pursuant to acquisitions and investments as disclosed in Section 5.1(e) or 5.1(g) of the iXL Disclosure Schedule or the financings therefor or as disclosed in Section 5.1(c) of the iXL Disclosure Schedule.

                  (d) Governing Documents. Except to the extent required to comply with their respective obligations or as otherwise expressly contemplated by this Agreement, iXL and India Merger Sub shall not amend or restate or propose to so amend or restate their respective certificates of incorporation or bylaws.

                  (e) No Acquisitions. Other than (i) acquisitions disclosed in Section 5.1(e) of the iXL Disclosure Schedule, and (ii) acquisitions in existing or related lines of business of iXL the fair market value of the total consideration (including the value of any indebtedness acquired or assumed in connection therewith) for which does not exceed the amount specified in the aggregate for such acquisitions in Section 5.1(e)(ii) of the iXL Disclosure Schedule and none of which acquisitions referred to in this clause (ii) presents a material risk of making it materially more difficult to obtain any Required Approval, iXL shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger, share exchange, business combination, or consolidation, or by purchasing a material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of iXL and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor or which assets would not constitute a Significant Subsidiary of iXL); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of iXL, or (y) the creation of new Subsidiaries of iXL organized solely to conduct or continue activities otherwise expressly permitted by this Agreement.

                  (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of iXL, (ii) dispositions referred to in the iXL SEC Reports filed prior to the date of this Agreement, (iii) dispositions, assignments, or subleases of the iXL Leased Properties (or portions thereof) which, as of the date of such disposition, assignment, or sublease, are vacant and have monthly rental obligations greater than the fair market rental rate for similar properties in the area, or (iv) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (iv) as disclosed in Section 5.1(f) of the iXL Disclosure Schedule, iXL shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of iXL but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed in connection therewith) therefore exceeds the amount specified in the aggregate for all such dispositions in Section 5.1(f) of the iXL Disclosure Schedule.

                  (g) Investments; Indebtedness. iXL shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with acquisitions permitted by Section 5.1(e) or as disclosed in Section 5.1(g) of the iXL Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by iXL or a Subsidiary of iXL to or in iXL or any Subsidiary of iXL, (y) employee loans or advances made in the ordinary course of business or (z) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to iXL and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Mergers under Regulatory Law, or (ii) except as set forth in Section 5.1(g) of the iXL Disclosure Schedule or to the extent expressly permitted by
                           Section 5.1(c) and 5.1(e), incur any indebtedness for borrowed money or guarantee or assume or suffer to exist any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of iXL or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary of iXL) or enter into any arrangement having the economic effect of any of the foregoing.

                  (h) Tax-Free Qualification. iXL shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including for this purpose any action otherwise permitted by this Section 5.1) that would prevent or impede the Mergers from qualifying as reorganizations under Section 368 of the Code.

                  (i)      Compensation.

                           (i) Except (x) as set forth in Section 5.1(i) of the iXL Disclosure Schedule, (y) as required by law, or (z) in the ordinary course of business consistent with past practice, iXL shall not increase the amount of compensation or other remuneration of any director, executive officer or key employee of iXL or any Subsidiary or business unit of iXL, or make any increase in or commitment to increase any compensation or employee benefits, adopt or amend or make any commitment to adopt or amend any iXL Benefit Plan or make any contribution, other than regularly scheduled contributions, to any iXL Benefit Plan. Any agreement or commitment (written or oral) made after the date hereof to grant or modify any compensation or benefits (including, without limitation, any signing bonus or equity compensation) to any individual who, after giving effect to such grant or modification, will be entitled to an annual base salary of $150,000 or more from iXL or any of its Subsidiaries, shall be subject to the consent of Scient, such consent not to be unreasonably withheld or delayed. Any grant of severance in the amount of 12 weeks or more of base salary to any individual who is employed by iXL or any of its Subsidiaries shall be subject to the consent of Scient. Notwithstanding anything to the contrary, on and after the date hereof, iXL shall not grant any stock-based compensation to any individual (including, without limitation, any stock options, restricted stock, stock appreciation rights or any other stock-related awards) except for such awards made on an individual basis to individuals in connection with their initial commencement of employment or promotion to a new employment level, in which case such individuals may be granted such awards in the ordinary course consistent with past practice; provided that any such awards shall not be subject to accelerated vesting or exercisability (or other enhancements) as a result of the transactions contemplated by this Agreement (alone or in conjunction with any other events) and shall be subject to
                                    Section 2.10. The terms of any such awards shall be subject to the prior consent of Scient, such consent not to be unreasonably withheld or delayed.

                           (ii) Notwithstanding anything in this Agreement to the contrary, iXL shall be permitted to enter into reasonable severance arrangements to the executives of iXL or any of its Subsidiaries that are substantially comparable to severance arrangements made available to similarly situated executives of Scient and its Subsidiaries. iXL shall give reasonably advance notice to Scient prior to such entry.

                  (j) Accounting Methods; Income Tax Elections. Except as disclosed in iXL SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, iXL shall not change its methods of accounting in effect at December 31, 2000, except as required by changes in GAAP as concurred with by iXL's independent public accountants. iXL shall not
                           (i) change its fiscal year or annual tax accounting period, (ii) make any tax election or (iii) take or omit to take any other action, if such action or omission, individually or in the aggregate, would have a Material Adverse Effect on iXL.

                  (k) Accruals; Other Tax Matters. iXL and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period ending prior to or as of the Effective Time. All Taxes incurred in connection with the iXL Merger (including real property transfer tax and any similar Tax) shall be paid by iXL when due, and iXL will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, iXL will, and will cause its Subsidiaries to, join in execution of any such Tax Returns and other documentation.

                  (l) Certain Agreements and Arrangements. Except as disclosed in Section 5.1(l) of the iXL Disclosure Schedule, iXL shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict iXL or any of its Subsidiaries or any of their respective affiliates or any successor thereto or insofar as reasonably can be foreseen could, after the Effective Time, limit or restrict iXL or any of its affiliates (including Holdco) or any successor thereto, from engaging or competing in any line of business or in any geographic area, except as approved by the transition and succession team in the manner contemplated by Section 6.2(b).

                  (m) Satisfaction of Closing Conditions. Except as required by law, iXL shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in
                           (i) any of the conditions to the Mergers set forth in
                           Article 7 not being satisfied, or (ii) a material delay in the satisfaction of such conditions.

                  (n) No Related Actions. iXL shall not, and shall not permit any of its Subsidiaries to directly or indirectly (in any unitary transaction or a series of related transactions), agree or commit to do any of the foregoing.

         5.2. COVENANTS OF SCIENT. During the period from the date of this Agreement and continuing until the Effective Time, Scient agrees as to itself and its Subsidiaries that Scient and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted (provided that any significant restructuring shall not be considered ordinary course), and shall use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, from the date hereof until the Closing Date (except as expressly contemplated or permitted by this Agreement, including Section 6.2(b) hereof with respect to Sections 5.2(f), 5.2(i) and 5.1(m), Section 5.2 of the Scient Disclosure Schedule, or as required by a Governmental Entity or to the extent that iXL shall otherwise consent in writing, which consent shall not unreasonably be withheld or delayed):

                  (a) New Business; Capital Expenditures. Other than in connection with acquisitions expressly permitted by
                           Section 5.2(e) or investments expressly permitted by
                           Section 5.2(g), Scient shall not, and shall not permit any of its Subsidiaries to (A) enter into any new line of business material (in terms of revenue, cash flows or assets) to iXL and its Subsidiaries taken as a whole, or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith as disclosed in Section 5.2(a) of the Scient Disclosure Schedule or incurred or committed to in the ordinary course of business consistent with past practice.

                  (b) Dividends; Changes in Share Capital. Scient shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except as permitted by clause (ii) of this Section 5.1(b), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for (x) any such transaction by a wholly owned Subsidiary of Scient that remains a wholly owned Subsidiary after consummation of such transaction, or
                           (y) a forward or reverse stock split of the Scient Common Stock, or (iii) except as set forth in Section 5.2(b) of the Scient Disclosure Schedule, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable or exchangeable for any shares of its capital stock except for the purchase from time to time by Scient of Scient Common Stock in connection with the Scient Benefit Plans in the ordinary course of business consistent with past practice.

                  (c) Issuance of Securities. Scient shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or series, any Scient Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants, calls, puts or options to acquire, any such shares or Scient Voting Debt, or enter into any contract, plan, understanding, commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) in accordance with Section 5.2(i), (ii) the issuance of Scient Common Stock upon the exercise of Scient Stock Options outstanding as of the date hereof in accordance with their present terms or pursuant to Scient Stock Options, (iii) issuances by a wholly owned Subsidiary of Scient of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Scient, or (iv) pursuant to acquisitions and investments as disclosed in Section 5.2(e) or 5.2(g) of the Scient Disclosure Schedule or the financings therefor or as disclosed in Section 5.2(c) of the Scient Disclosure Schedule.

                  (d) Governing Documents. Except as set forth in Section 5.2(d) of the Scient Disclosure Schedule or to the extent required to comply with their respective obligations or as otherwise expressly contemplated by this Agreement, Scient and Sierra Merger Sub shall not amend, restate or propose to so amend or restate their respective certificates of incorporation or bylaws.

                  (e) No Acquisitions. Other than (i) acquisitions disclosed in Section 5.2(e) of the Scient Disclosure Schedule, and (ii) acquisitions in existing or related lines of business of Scient the fair market value of the total consideration (including the value of any indebtedness acquired or assumed in connection therewith) for which does not exceed the amount specified in the aggregate for such acquisitions in
                           Section 5.2(e)(ii) of the Scient Disclosure Schedule and none of which acquisitions referred to in this clause (ii) presents a material risk of making it materially more difficult to obtain any Required Approval, Scient shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger, share exchange, business combination or consolidation, or by purchasing a material equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Scient and its Subsidiaries in the ordinary course, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor or which assets would not constitute a Significant Subsidiary of Scient); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Scient, or (y) the creation of new Subsidiaries of Scient organized solely to conduct or continue activities otherwise expressly permitted by this Agreement.

                  (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing wholly owned Subsidiaries of Scient, (ii) dispositions referred to in the Scient SEC Reports filed prior to the date of this Agreement, (iii) dispositions, assignments, or subleases of the Scient Leased Properties (or portions thereof) which, as of the date of such disposition, assignment, or sublease, are vacant and have monthly rental obligations greater than the fair market rental rate for similar properties in the area, (iv) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or (v) as disclosed in Section 5.2(f) of the Scient Disclosure Schedule, Scient shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Scient, but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed in connection therewith) therefore exceeds the amount specified in the aggregate for all such dispositions in Section 5.2(f) of the Scient Disclosure Schedule.

                  (g) Investments; Indebtedness. Scient shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with acquisitions permitted by Section 5.2(e) or as disclosed in Section 5.2(g) of the Scient Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by Scient or a Subsidiary of Scient to or in Scient or any Subsidiary of Scient, (y) employee loans or advances made in the ordinary course of business, or (z) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Scient and its Subsidiaries taken as a whole (provided that none of such transactions referred to in this clause
                           (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Mergers under Regulatory Law), or (ii) except as set forth in
                           Section 5.2(g) of the Scient Disclosure Schedule or to the extent expressly permitted by Sections 5.2(c) and 5.2(e), incur any indebtedness for borrowed money or guarantee or assume or suffer to exist any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Scient or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary of Scient) or enter into any arrangement having the economic effect of any of the foregoing.

                  (h) Tax-Free Qualification. Scient shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including for this purpose any action otherwise permitted by this
                           Section 5.2) that would prevent or impede the Mergers from qualifying as reorganizations under Section 368 of the Code.

                  (i)      Compensation.

                           (i) Except (x) as set forth in Section 5.2(i) of the Scient Disclosure Schedule, (y) as required by law, or (z) in the ordinary course of business consistent with past practice, Scient shall not increase the amount of compensation or other remuneration of any director, executive officer or key employee of Scient or any Subsidiary or business unit of Scient, or make any increase in or commitment to increase any compensation or employee benefits, adopt or amend or make any commitment to adopt or amend any Scient Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Scient Benefit Plan. Any agreement or commitment (written or oral) made after the date hereof to grant or modify any compensation or benefits (including, without limitation, any signing bonus or equity compensation) to any individual who, after giving effect to such grant or modification, will be entitled to an annual base salary of $150,000 or more from Scient or any of its Subsidiaries, shall be subject to the consent of iXL, such consent not to be unreasonably withheld or delayed. Any grant of severance in the amount of 12 weeks or more of base salary to any individual who is employed by Scient or any of its Subsidiaries shall be subject to the consent of iXL. Notwithstanding anything to the contrary, on and after the date hereof, Scient shall not grant any stock-based compensation to any individual (including, without limitation, any stock options, restricted stock, stock appreciation rights or any other stock-related awards) except for such awards made on an individual basis to individuals in connection with their initial commencement of employment or promotion to a new employment level, in which case such individuals may be granted such awards in the ordinary course consistent with past practice; provided that any such awards shall not be subject to accelerated vesting or exercisability (or other enhancements) as a result of the transactions contemplated by this Agreement (alone or in conjunction with any other events) and shall be subject to
                                    Section 2.8. The terms of
                                    any such awards shall be subject to the
                                    prior consent of iXL, such consent not to be unreasonably withheld or delayed.

                           (ii) Notwithstanding anything in this Agreement to the contrary, Scient shall be permitted to enter into reasonable severance arrangements to the executives of Scient or any of its Subsidiaries that are substantially comparable to severance arrangements made available to similarly situated executives of iXL and its Subsidiaries. Scient shall give reasonably advance notice to iXL prior to such entry.

                  (j) Rights Agreement Matters. Except as expressly required by this Agreement (including in connection with the Rights Agreement Amendments pursuant to
                           Section 6.15), Scient shall not, without the prior written consent of iXL, amend or modify or make any determination under or take any action with respect to, the Rights Agreement, including, without limitation, any redemption of the Rights or any action with respect to the Rights Agreement to facilitate any Acquisition Proposal; provided, however, that Scient may amend or take appropriate action under the Rights Agreement to delay the occurrence of a "Distribution Date" (as defined in the Rights Agreement) in response to the public announcement of an Acquisition Proposal.

                  (k) Accounting Methods; Income Tax Elections. Except as disclosed in Scient SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Scient shall not change its methods of accounting in effect at March 31, 2001, except as required by changes in GAAP as concurred with by Scient's independent public accountants. Scient shall not (i) change its fiscal year or annual tax accounting period (other than to a calendar year), (ii) make any tax election or (iii) take or omit to take any other action, if such action or omission, individually or in the aggregate, would have a Material Adverse Effect on Scient.

                  (l) Accruals; Other Tax Matters. Scient and each of its Subsidiaries will establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period ending prior to or as of the Effective Time. All Taxes incurred in connection with the Scient Merger (including real property transfer tax and any similar Tax) shall be paid by Scient when due, and Scient will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Scient will, and will cause its Subsidiaries to, join


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                           in execution of any such Tax Returns and other
                           documentation.

                  (m) Certain Agreements and Arrangements. Scient shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict Scient or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or insofar as reasonably can be foreseen could, after the Effective Time, limit or restrict iXL or any of its affiliates (including Holdco) or any successor thereto, from engaging or competing in any line of business or in any geographic area, except as approved by the transition and succession team in the manner contemplated by
                           Section 6.2(b).

                  (n) Satisfaction of Closing Conditions. Except as required by law, Scient shall not, and shall not permit any of its Subsidiaries to, take any action that would, or would reasonably be expected to, result in (i) any of the conditions to the Mergers set forth in Article 7 not being satisfied, or (ii) a material delay in the satisfaction of such conditions.

                  (o) No Related Actions. Scient shall not, and shall not permit any of its Subsidiaries to directly or indirectly (in a unitary transaction or a series of related transactions), agree or commit to do any of the foregoing.

         5.3. GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular intermittent basis with the other, and (b) report to the other (to the extent permitted by law or regulation or the Confidentiality Agreement) on operational matters. Scient and iXL shall timely file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other party and to the extent permitted by law or regulation or the Confidentiality Agreement, deliver to the other party true and complete copies of all such reports, announcements and publications promptly after such request.

         5.4. CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement (but without limitation of any undertakings or restrictive covenants made by any party to this Agreement as to itself and its Subsidiaries) shall give Scient, directly or indirectly, the right to control or direct iXL's business or operations and nothing contained in this Agreement shall give iXL, directly or indirectly, the right to control or direct Scient's business or operations prior to the Effective Time. Prior to the Effective Time, each of Scient and iXL shall exercise, consistent with the terms and conditions of this Agreement, exclusive control, ownership and supervision over its own business and operations.

                        ARTICLE 6. ADDITIONAL AGREEMENTS

         6.1.     PREPARATION OF PROXY STATEMENT; STOCKHOLDERS MEETINGS.


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                  (a)      Joint Proxy and S-4. As promptly as practicable
                           following the date hereof, iXL and Scient shall diligently prepare and cause to be filed with the SEC mutually acceptable proxy materials that shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the iXL stockholders at the iXL Stockholders Meeting and the matters to be submitted to the Scient stockholders at the Scient Stockholders Meeting (such proxy statement/prospectus, and all amendments and supplements thereto, the "Joint Proxy Statement/Prospectus") and iXL and Scient shall cause Holdco promptly to prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Holdco Common Stock in the Mergers (such Form S-4, and any amendments or supplements thereto, the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and constitute an integral part of the Form S-4 as Holdco's prospectus. Each of iXL and Scient shall use its best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC's staff and the Form S-4 declared effective by the SEC as promptly as possible and to keep the Form S-4 effective as long as is necessary to consummate the Mergers and the transactions contemplated hereby. As promptly as practicable after receipt thereof, iXL and Scient shall provide the other party copies of all written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC's staff. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on all proposed amendments and supplements to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing the same with the SEC, and will provide each other with a true and complete copy of all such filings made with the SEC. iXL will use its best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to iXL's stockholders, and Scient will use its best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Scient's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective by the SEC under the Securities Act. Holdco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities and "blue sky" laws in connection with the Mergers and each of Scient and iXL shall furnish all information concerning it and the holders of its capital stock as may reasonably be requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, the suspension of the qualification of the Holdco Common Stock issuable in


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

                           connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC's staff for any amendment of or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 or the submission of any supplemental materials (for review by the SEC's staff) in connection therewith. If at any time prior to the Effective Time any information relating to iXL or Scient or any of their respective affiliates, officers or directors should be discovered by iXL or Scient which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus such that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party who discovers such information shall promptly notify the other party and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of iXL and Scient.

                  (b) Scient Stockholders Meeting. Scient shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Scient and iXL (the "Scient Stockholders Meeting") for the purpose of (i) obtaining the Required Scient Vote and (ii) duly adopting (including in accordance with Rule 16b-3 under the Exchange Act) an employee stock option plan of Holdco having the terms and conditions approved by the compensation committee of Holdco's Board of Directors (upon the recommendation of the transition and succession team contemplated by
                           Section 6.2(b)), and shall take all lawful action to solicit (including any necessary interim postponement or adjournment to resolicit, if necessary) the adoption of this Agreement by the Required Scient Vote. The Board of Directors of Scient shall recommend (and publish in the Joint Proxy Statement/Prospectus such recommendation) the adoption of this Agreement by the stockholders of Scient as set forth in Section 4.2(f) (the "Scient Recommendation"), and shall not, withdraw or, subject to the immediately following sentence, modify or qualify, in any manner adverse to iXL the Scient Recommendation, unless the Board of Directors of Scient determines in good faith after consultation with independent outside counsel that the failure to take such action would violate its fiduciary duties under applicable law; provided, however, notwithstanding any Change in the Scient Recommendation, this Agreement shall be submitted to the stockholders of Scient at the Scient Stockholders Meeting for the purpose of adopting this Agreement and nothing contained in this Agreement shall be deemed to relieve Scient of such obligation. Without limiting the


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

                           generality of the foregoing, nothing in this Agreement shall prevent the Board of Directors of Scient from making any disclosure to its stockholders if, after consultation with independent outside counsel, such disclosure is required by applicable law.

                  (c) iXL Stockholders Meeting. iXL shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of iXL and Scient (the "iXL Stockholders Meeting") for the purpose of (i) obtaining the Required iXL Vote and (ii) duly adopting (including in accordance with Rule 16b-3 under the Exchange Act) an employee stock option plan of Holdco having the terms and conditions approved by the compensation committee of Holdco's Board of Directors (upon the recommendation of the transition and succession team contemplated by
                           Section 6.2(b)), and shall take all lawful action to solicit (including any necessary interim postponement or adjournment to resolicit if necessary) the adoption of this Agreement by the Required iXL Vote. The Board of Directors of iXL shall recommend (and publish in the Joint Proxy Statement/Prospectus such recommendation) the adoption of this Agreement by the stockholders of iXL as set forth in Section 4.1(f) (the "iXL Recommendation"), and shall not, withdraw or, subject to the immediately following sentence, modify or qualify, in any manner adverse to Scient the iXL Recommendation, unless the Board of Directors of iXL determines in good faith after consultation with independent outside counsel that the failure to take such action would violate its fiduciary duties under applicable law; provided, however, notwithstanding any Change in the iXL Recommendation, this Agreement shall be submitted to the stockholders of iXL at the iXL Stockholders Meeting for the purpose of adopting this Agreement and nothing contained in this Agreement herein shall be deemed to relieve iXL of such obligation. Without limiting the generality of the foregoing, nothing in this Agreement shall prevent the Board of Directors of iXL from making any disclosure to its stockholders if, after consultation with independent outside counsel, such disclosure is required by applicable law.

         6.2.     HOLDCO BOARD OF DIRECTORS; EXECUTIVE OFFICERS.

                  (a) At or prior to the Effective Time, each party hereto will take all action necessary (including, without limitation, including provisions in the Holdco Charter and Holdco Bylaws and the adoption of appropriate resolutions of, and the entering into of appropriate agreements among, the Board of Directors of Holdco) to (i) cause the Board of Directors of Holdco to be a classified


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

                           board with three classes, (ii) cause the Board of Directors of Holdco (including the classes thereof) and the executive committee thereof at the Effective Time to be comprised in accordance with Schedule 6.2(a) hereto, and (iii) cause the individuals listed in Schedule 6.2(a) thereto to be appointed as officers of Holdco as of the Effective Time in accordance with Schedule 6.2(a) hereto.

                  (b) Promptly following the date hereof, and to the extent permitted by applicable law, each party shall reasonably cooperate in the formation of a transition and succession team (to be comprised of an equal number of representatives of each of iXL and Scient) for the purpose of establishing goals and programs, and implementing same, in furtherance of the long-term strategic prospects, goals and objectives of the combined Companies. To be effective, any action undertaken by such transition and succession team shall require the affirmative approval of at least one representative of each of iXL and Scient.

         6.3. TERMINATION OF REGISTRATION OF SCIENT COMMON STOCK AND IXL COMMON STOCK. As promptly as practicable after the Effective Time, iXL and Scient shall file with the SEC Notices of Termination of Registration on Form 15 (pursuant to Rule 12g-4 under the Exchange Act) with respect to the Scient Common Stock and the iXL Common Stock.

         6.4. ACCESS TO INFORMATION. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, (including audit work papers), officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a true and complete copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, the HSR Act or other laws, rules and regulations that may be applicable (other than documents, or portions thereof, which such party is not permitted to disclose under applicable law or which such party reasonably believes to relate to negotiating strategies), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that any party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 6.4 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality letter agreement dated July 13, 2001, between Scient and iXL (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect.


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Any investigation by either of iXL or Scient shall not affect the representations and warranties of the other.

         6.5.     REASONABLE BEST EFFORTS.

                  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Mergers and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers the other transactions contemplated by this Agreement (collectively, the "Required Approvals"), and (ii) taking all reasonable steps as may be necessary to obtain all such Necessary Consents and the Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, as promptly as practicable, to the extent it has not already done so, (x) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall in any event be made within 10 Business Days of the date hereof), and (y) all other necessary filings with other Governmental Entities relating to the Mergers, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws or from such authorities as soon as practicable.

                  (b) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.5(a) and 6.5(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Regulatory Law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Mergers or any of the transactions contemplated thereby illegal or would otherwise prohibit or


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                           materially impair or delay the consummation of the
                           Mergers or the other transactions contemplated hereby, each of Scient and iXL shall cooperate in good faith in all respects with each other and use its reasonable best efforts, to contest and resist any such action or proceeding and to have vacated, lifted, reversed, rescinded or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
                           6.5 shall limit a party's right to terminate this Agreement pursuant to Article 8 so long as such party at such time of intended termination complied with its obligations under this Section 6.5. For purposes of this Agreement, "Regulatory Law" means all Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that prohibit, restrict or regulate mergers, acquisitions or other business combinations.

                  (c) iXL and its Board of Directors shall, if any State Takeover Law becomes applicable to this Agreement, the Mergers or any of the transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated hereby or thereby.

                  (d) Scient and its Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated hereby or thereby.

         6.6.     ACQUISITION PROPOSALS.

                  (a) Without limiting any party's obligations under this Agreement (including under Article 5 hereof), each of iXL and Scient agrees


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                           that neither it nor any of its Subsidiaries nor any
                           of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to cause the employees, agents and representatives (including investment bankers, attorneys, accountants and other professional advisors) of it or any of its Subsidiaries not to, directly or indirectly, (i) initiate, solicit, induce, encourage or facilitate the making or receipt of any Acquisition Proposal; or
                           (ii) have any discussion with or provide (by any medium) any material, non-public information or data to any Person relating to or which insofar as reasonably could be foreseen could lead to the making of an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or facilitate any effort or attempt to make or implement an Acquisition Proposal.

                           "Acquisition Proposal" means, other than the transactions contemplated by this Agreement among the parties hereto, any offer or proposal for, or any indication of interest, letter of intent, memorandum of understanding, term sheet or inquiry relating to,
                           (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries, (B) any transfer, lease, assignment, exchange, purchase or sale of 15% or more of the consolidated assets (including, without limitation, capital stock of its Subsidiaries) of such party and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, any equity or voting debt securities of such party, which if consummated, would result in any Person acquiring "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of any securities representing 15% or more of the outstanding voting power of such party (or of the surviving, resulting or ultimate parent entity in such transaction) or any of its Significant Subsidiaries.

                  (b) Notwithstanding anything in this Agreement to the contrary (including, without limitation, the provisions of 6.5(a)), each of iXL and Scient and its Board of Directors (including any duly constituted committee thereof) shall be permitted to engage in any discussions or negotiations with, or provide (by any medium) material, non-public data or information to, any Person in response to a bona fide, written Acquisition Proposal by any such Person (not made or received in violation of this Section 6.6), if and only to the extent that, (i) the Required iXL Vote and the Required Scient Vote shall not have been obtained (giving effect to obligations of iXL and Scient, respectively, specified in Section 6.1 hereof), (ii) its Board of Directors concludes in good faith after consultation with independent outside counsel and independent


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

                           financial advisors that such Acquisition Proposal is reasonably expected to lead to a Superior Proposal,
                           (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such Person an executed confidentiality agreement having provisions that are customary in such agreements relative to proposed transactions such as the Acquisition Proposal, as advised by outside counsel, provided that if such confidentiality agreement contains provisions that are less restrictive than the comparable provision, or omits restrictive provisions, contained in the Confidentiality Agreement, then upon execution of such confidentiality agreement, the Confidentiality Agreement will be deemed to be amended (and, in fact, thereafter promptly shall be amended) to contain only such less restrictive provisions or to omit such restrictive provisions (as the case may be), and (iv) prior to providing any material, non-public data or information or data to any Person or entering into discussions or negotiations with any Person, such party notifies the other party promptly (and, in any case, within 24 hours) of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, such Person or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions (including for this purpose the price, structure, intended accounting and tax treatment, closing conditions, anticipated closing date, and requisite regulatory approvals, to the extent then known or specified by such Person) of any inquiries, indications of interest, proposals, term sheets or offers. Each of iXL and Scient agrees that it will promptly keep the other party informed of the status and terms of any such inquiries, indications of interest, proposals, term sheets or offers and the status and terms of any such discussions or negotiations and promptly shall provide each other with true and complete copies of all documents and instruments related thereto.

                           If (x) iXL makes a Change in the iXL Recommendation or (y) Scient makes a Change in the Scient Recommendation, in each case in connection with an Acquisition Proposal, such party (A) shall provide immediate written notice to the other party advising such other party of such occurrence and specifying the identity of the Person making the Acquisition Proposal as well as the material terms and conditions (including for this purpose, price, structure, intended accounting and tax treatment, closing conditions, anticipated closing date and requisite regulatory approvals, to the extent then known) of such Acquisition Proposal and (B) shall postpone or delay the iXL Stockholders Meeting or the Scient


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                           Stockholders Meeting, as the case may be, for not
                           less than five days after the date such written notice is provided to the other party.

                           Each of iXL and Scient agrees that it shall, and shall cause its officers, directors and representatives to, immediately cease and cause to be terminated all activities, discussions and negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of iXL and Scient agrees that it will promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
                           Section 6.6 and use its reasonable best efforts to obtain their express acknowledgment (which need not be in writing) of the terms hereof.

                           Nothing in this Section 6.6 shall (i) permit iXL or Scient to terminate this Agreement (except as specifically provided in Article 8 hereof) or (ii) affect any other obligation of iXL or Scient under this Agreement. Notwithstanding any provision of this Agreement, neither iXL nor Scient shall submit to the vote of its stockholders at the iXL Stockholders Meeting or the Scient Stockholders Meeting, as applicable, any Acquisition Proposal, other than the iXL Merger or Scient Merger, respectively.

         "Superior Proposal" means with respect to iXL or Scient, as the case may be, a bona fide, written proposal made by a Third Party (1) regarding a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which the other party thereto or its stockholders would own a majority of the outstanding combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (2) which is on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of an independent financial advisor of national standing and of independent outside counsel), after taking into account, among other things, the long-term strategic objectives of such party and all legal, financial, tax, accounting, regulatory and other aspects of the proposal and the Person making the proposal (including its likelihood of consummation and the anticipated timing thereof), (3) which, if consummated, would result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement, and (4) which provides that any requisite external financing (sufficient to pay the cash portion, if any, of the proposed transaction consideration and expenses related thereto) is either then committed or otherwise funded and not subject to any material contingency (other than customary third party lender "market outs").

         "Change in the iXL Recommendation" means (x) withdrawing, modifying or qualifying (or proposing publicly or otherwise to withdraw, modify or qualify) in any manner adverse to Scient the iXL Recommendation, or (y) taking any action or making


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

any statement (not described in the foregoing clause (x)) in connection with the iXL Stockholders Meeting otherwise inconsistent with the iXL Recommendation.

         "Change in the Scient Recommendation" means (x) withdrawing, modifying, or qualifying (or proposing publicly or otherwise to withdraw, modify or qualify) in any manner adverse to iXL the Scient Recommendation, or (y) taking any action or making any statement (not described in the foregoing clause (x)) in connection with the Scient Stockholders Meeting otherwise inconsistent with the Scient Recommendation.

         6.7. FEES AND EXPENSES. Subject to Section 8.2, whether or not the Mergers are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except that if the Mergers are consummated, Holdco shall pay, or cause to be paid, any and all Expenses incurred by the parties hereto; provided, however, Expenses incurred in connection with (i) the preparation, filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, and
(ii) all fees and costs relating to all necessary filings (and the prosecution thereof) under the HSR Act, shall be shared equally by iXL and Scient irrespective of whether the Mergers are consummated. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby. The parties hereto shall cooperate with each other in preparing, executing and filing all Tax Returns with respect to property or transfer taxes.

         6.8.     DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

                  (a) Holdco shall (i) indemnify and hold harmless and provide advancement of expenses to all past and present directors, officers and employees of Scient and its Subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses at the date of this Agreement by Scient pursuant to Scient's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Scient and its Subsidiaries, and (y) without limitation to clause (x), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for directors' acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions


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

                           regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Scient, and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Scient (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same scope of coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occur at or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Scient for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Holdco under this Section 6.8(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8(a) applies shall be third party beneficiaries of this
                           Section 6.8(a)).

                  (b) Holdco shall (i) indemnify and hold harmless and provide advancement of expenses to all past and present directors, officers and employees of iXL and its Subsidiaries (in all of their capacities) (x) to the same extent such persons are indemnified or have the right to advancement of expenses at the date of this Agreement by iXL pursuant to iXL's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of iXL and its Subsidiaries, and (y) without limitation to clause (x), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for directors acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco's (or any successor's) certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of


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

                           incorporation and bylaws of iXL, and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by iXL (provided that Holdco (or any successor) may substitute therefor one or more policies of at least the same scope of coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occur at or before the Effective Time; provided, however, that in no event shall Holdco be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by iXL for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, Holdco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Holdco under this Section 6.8(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8(b) applies shall be third party beneficiaries of this Section 6.8(b)).

         6.9. PUBLIC ANNOUNCEMENTS. iXL and Scient shall work together in good faith to develop a joint public relations and communications plan with respect to stockholders, market professionals, the investment community, employees, customers and suppliers and each party shall use best efforts (i) to ensure that all press releases and other public statements and announcements (including, without limitation, pursuant to Rules 165 and 425 under the Securities Act and 14a-12 under the Exchange Act) with respect to the transactions contemplated hereby shall be consistent with such joint communications and public relations plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, to consult with each other and give effect to the reasonable comments of the other before issuing any press release or, to the extent practical, otherwise making any public statement or other announcement with respect to this Agreement or the transactions contemplated hereby. The first public announcement of the transactions contemplated by this Agreement made by iXL and Scient, respectively, pursuant to Rule 165 under the Securities Act shall contain the iXL Recommendation and the Scient Recommendation. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.1, neither iXL nor Scient shall issue any press release or otherwise make any public statement, announcement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

         6.10. LISTING OF SHARES OF HOLDCO COMMON STOCK. Holdco shall use its best efforts to cause the shares of Holdco Common Stock to be issued in the Merger and the


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

shares of Holdco Common Stock to be reserved for issuance upon exercise of the Scient Stock Options and iXL Stock Options to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Effective Time.

         6.11.    AFFILIATES.

                  (a) Not less than 45 days prior to the date of the Scient Stockholders Meeting, Scient shall deliver to iXL a letter identifying all Persons who, in the reasonable judgment of Scient, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Scient, "affiliates" of Scient for purposes of Rule 145(a) under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Scient shall use its reasonable best efforts to cause each Person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit H, hereto (an "Affiliate Agreement").

                  (b) Not less than 45 days prior to the date of the iXL Stockholders Meeting, iXL shall deliver to Scient a letter identifying all Persons who, in the reasonable judgment of iXL, may be deemed at the time this Agreement is submitted for adoption by the stockholders of iXL, "affiliates" of iXL for purposes of Rule 145(a) under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. iXL shall use its reasonable best efforts to cause each Person identified on such list to deliver to Holdco not less than 30 days prior to the Effective Time, an Affiliate Agreement. The parties to the Affiliate Agreement pursuant to
                           Section 6.11(a) and (b) shall be referred to herein as the "Rule 145 Affiliates".

                  (c) In conjunction with the Closing, Holdco shall make available to each of the Rule 145 Affiliates the right to enter into a registration rights agreement (the "Affiliate Registration Rights Agreement"), substantially in the form of Exhibit I.

         6.12. SECTION 16 MATTERS. Prior to the Effective Time, iXL and Scient shall take all such steps as may be required to cause any dispositions of Scient Common Stock or iXL Common Stock (including derivative securities with respect to Scient Common Stock or iXL Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the transactions contemplated by Article 1 or Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to iXL and Scient to be exempt under Rule 16b-3 promulgated under the Exchange Act.


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

         6.13. HOLDCO STOCK OPTION PLAN. Holdco shall be authorized to adopt an employee stock option plan effective as of the Closing Date under which it shall be permitted to grant stock options to purchase shares of Holdco Common Stock to employees of Scient and iXL and their respective Subsidiaries, the material terms of which will be as set forth in Schedule 6.13 hereto. The continuing employees of each of iXL and Scient will be granted options in Holdco in a fair and equitable manner pursuant to one or more formulas reasonably determined by the Holdco compensation committee in its sole discretion.

         6.14. NOTICES OF CERTAIN EVENTS. Each of iXL and Scient shall promptly notify the other of:

                  (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                  (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
                           Section 4.1(j) or 4.2(j), as the case may be, or that related to the consummation of the transactions contemplated by this Agreement.

         6.15. AMENDMENT OF RIGHTS AGREEMENT. Prior to the Effective Time, Scient shall duly amend the Rights Agreement to (a) render the Rights Agreement and the Rights inapplicable to this Agreement and the Mergers, (b) ensure that
(x) none of the parties to this Agreement shall become or be deemed to be an "Acquiring Person" (as defined in the Rights Agreement), (y) no "Distribution Date" or "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) shall occur, and (z) the Rights shall not separate from the associated shares of Scient Common Stock or provide the holders thereof the right to acquire any securities of any Person (or any interest therein or right thereto), in each case as a result of the execution, delivery or performance of this Agreement or the public announcement, commencement, expiration, extension, pendency or consummation of the Mergers, and (c) provide that the Rights Agreement automatically shall terminate at the Effective Time in accordance with the terms thereof and the terms and conditions of this Agreement, (the amendments referred to in clauses (a), (b) and (c) being hereafter collectively referred to as, the "Rights Agreement Amendments").

                        ARTICLE 7. CONDITIONS PRECEDENT


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

         7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT ITS RESPECTIVE MERGER. The respective obligations of Scient and iXL to effect the Scient Merger and iXL Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. Scient shall have obtained the Required Scient Vote and iXL shall have obtained the Required iXL Vote.

                  (b) No Injunctions or Restraints, Illegality. No provision of any applicable law or regulation and no judgment, injunction, order or decree of a court of competent jurisdiction shall prohibit the consummation of the Mergers.

                  (c) HSR Act. The waiting period (and any extension thereof) applicable to the Mergers under the HSR Act shall have been terminated or shall have expired.

                  (d) Listing. The shares of Holdco Common Stock to be issued in the Mergers and such other shares of Holdco Common Stock to be reserved for issuance in connection with the Mergers shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

                  (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

         7.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF IXL. The obligations of iXL to effect the iXL Merger are subject to the satisfaction, or waiver by iXL, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Scient set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all respects as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Scient; and iXL shall have received a


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

                           certificate of a senior executive officer of Scient and a senior financial officer to such effect.

                  (b) Performance of Obligations of Scient. Scient shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and iXL shall have received a certificate of an senior executive officer of Scient and a senior financial officer of Scient to such effect.

                  (c) Tax Opinion. iXL shall have received from Greenberg Traurig, LLP, counsel to iXL, on the Closing Date, a written opinion to the effect that for federal income tax purposes the iXL Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to iXL shall be entitled to rely upon information, representations and assumptions provided by Holdco, iXL and Scient substantially in the form of Exhibit J, (allowing for such amendments to the representations as counsel to iXL deems reasonably necessary).

         7.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SCIENT. The obligations of Scient to effect the Scient Merger are subject to the satisfaction, or waiver by Scient, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of iXL set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties expressly speak as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date), except where the failure of such
                           representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on iXL; and Scient shall have received a certificate of a senior executive officer and a senior financial officer of iXL to such effect.

                  (b) Performance of Obligations of iXL. iXL shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing


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

                           Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Scient shall have received a certificate of a senior executive officer and a senior financial officer of iXL to such effect.

                  (c) Tax Opinion. Scient shall have received from Davis Polk & Wardwell, counsel to Scient, on the Closing Date, a written opinion to the effect that for federal income tax purposes the Scient Merger will constitute a reorganization within the meaning of
                           Section 368(a) of the Code. In rendering such opinion, counsel to Scient shall be entitled to rely upon information, representations and assumptions provided by Holdco, iXL and Scient substantially in the form of Exhibit K, (allowing for such amendments to the representations as counsel to Scient deems reasonably necessary).

                      ARTICLE 8. TERMINATION AND AMENDMENT

         8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of Scient or iXL:

                  (a)      By the mutual written consent of iXL and Scient;

                  (b) By either Scient or iXL, if the Effective Time shall not have occurred at or before 5:30 p.m., Eastern time, on December 31, 2001 (the "Termination Date"); provided, however, that the Termination Date may be extended to a date mutually agreed to by iXL and Scient (which such extended date shall not be earlier than March 31, 2002) if, and only if, the condition set forth in Section 7.1(e) shall not have been satisfied on or prior to the Termination Date; provided, further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement (including, without limitation, such party's obligations set forth in Section 6.5) has been the cause of or resulted in the failure of the Effective Time to occur on or before the Termination Date (or any extended date as contemplated by the immediately preceding proviso);

                  (c) By either Scient or iXL, if any Governmental Entity shall have issued an order, decree or ruling or taken any action restraining, enjoining or otherwise prohibiting the transactions contemplated


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

                           by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose willful failure to comply with Section 6.5 has been the cause of such action;

                  (d) By either Scient or iXL, if the Required iXL Vote or the Required Scient Vote shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or of any adjournment or postponement thereof at which the vote was taken;

                  (e) By iXL, if Scient shall have failed to (i) make the Scient Recommendation or effected a Change in the Scient Recommendation (or resolved to take any such action, whether or not permitted by the express terms of this Agreement), or (ii) duly notice and convene the Scient Stockholders Meeting in accordance with
                           Section 6.1(b);

                  (f) By Scient, if iXL shall have failed to (i) make the iXL Recommendation or effected a Change in the iXL Recommendation (or resolved to take any such action, whether or not permitted by the express terms of this Agreement), or (ii) duly notice and convene the iXL Stockholders Meeting in accordance with Section 6.1(c);

                  (g) By Scient, if iXL shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in
                           Section 7.3(a) or (b) are not capable of being satisfied on or before the Termination Date; or

                  (h) By iXL, if Scient shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement such that the conditions set forth in
                           Section 7.2(a) or (b) are not capable of being satisfied on or before the Termination Date.

         8.2.     EFFECT OF TERMINATION.

                  (a) If this Agreement is terminated by either Scient or iXL as provided in Section 8.1, this Agreement forthwith shall become void and there shall be no liability or obligation on the part of any of the parties or their respective officers or directors except with respect to the second sentence of Section 6.4, Section 6.7, this Section 8.2 and Article 9, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither iXL nor Scient shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

                  (b) If a Scient Payment Event occurs, Scient shall pay iXL (by wire transfer of immediately available funds to an account specified by iXL), if, pursuant to clause (x) of the immediately following sentence, simultaneously with the occurrence of such Payment Event or, if pursuant to clause (y) of the immediately following paragraph, not later than two Business Days next following such Scient Payment Event, a termination fee of $7,500,000.

                           "Scient Payment Event" means (x) the termination of this Agreement by iXL pursuant to Section 8.1(e) or
                           (y) the occurrence of the following event in connection with the termination by iXL of this Agreement pursuant to Section 8.1(d): prior to such termination, an Acquisition Proposal with respect to Scient shall have been publicly announced or otherwise communicated publicly to the senior management, Board of Directors, representatives or stockholders of Scient (a "Scient Public Proposal").

                  (c) If an iXL Payment Event occurs, iXL shall pay Scient (by wire transfer of immediately available funds to an account specified by Scient), if, pursuant to clause (x) of the immediately following sentence, simultaneously with the occurrence of such iXL Payment Event or, if pursuant to clause (y) of the immediately following paragraph, not later than two Business Days next following such iXL Payment Event, a termination fee of $7,500,000.

                           "iXL Payment Event" means (x) the termination by Scient of this Agreement pursuant to Section 8.1(f) or (y) the occurrence of the following event in connection with the termination by Scient of this Agreement pursuant to Section 8.1(d): prior to such termination, an Acquisition Proposal with respect to iXL shall have been publicly announced or otherwise communicated publicly to the senior management, Board of Directors, representatives or stockholders of iXL (an "iXL Public Proposal").

                  (d) The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement; accordingly, if either iXL or Scient fails promptly to pay any amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 8.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate thereof as announced by Citibank, N.A. in effect on the date such payment was required to be made notwithstanding the provisions of Section 6.7.

                  The parties hereto agree that any remedy or amount payable pursuant to this Section 8.2 shall not preclude any other remedy or amount payable hereunder and shall not be an exclusive remedy for any breach of any representation, warranty, covenant or agreement contained in this Agreement.

         8.3. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of Scient and iXL, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                         ARTICLE 9. GENERAL PROVISIONS

         9.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein (including Section 6.8 and Section 6.2 and Schedule 6.2(a)) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

         9.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt,
(b) on the first Business Day


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

following the date of dispatch if delivered by a recognized next-day courier service or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a)      IF TO IXL, INDIA MERGER SUB OR HOLDCO, TO:
                  Theodore Browne, Esq.
                  Vice President and General Counsel
                  c/o iXL Enterprises, Inc.
                  1600 Peachtree Street, NW
                  Atlanta, GA 30309
                  Phone: (404) 279-1000
                  Fax:   (404) 279-6844

                  WITH COPIES (WHICH SHALL NOT CONSTITUTE NOTICE PURSUANT TO THIS SECTION 9.2) TO EACH OF:
                  James S. Altenbach, Esq.
                  c/o Greenberg Traurig, LLP
                  3290 Northside Parkway, N.W.
                  Suite 400
                  Atlanta, GA 30327
                  Phone:  (678) 553-2444
                  Fax:    (678) 553-2445
                  e-mail: altenbachj@gtlaw.com

                                     - AND -

                  Clifford E. Neimeth, Esq.
                  c/o Greenberg Traurig, LLP
                  The Met Life Building
                  200 Park Avenue
                  New York, New York 10021
                  Phone:  (212) 801-9383
                  Fax:    (212) 801-6400
                  e-mail: neimethc@gtlaw.com

                  (b)      IF TO SCIENT TO:
                  Christina M. Bark, Esq.
                  Corporate Counsel
                  Scient Corporation
                  860 Broadway
                  New York, NY 10003
                  Phone:  (917) 534-8332
                  Fax:    (917) 534-8845
                  e-mail: cbark@scient.com


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

                  WITH A COPY (WHICH SHALL NOT CONSTITUTE NOTICE PURSUANT TO
                  SECTION 9.2) TO:
                  David L. Caplan, Esq.
                  c/o Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York
                  Phone:  (212) 450-2352
                  Fax:    (212) 450-3800
                  e-mail: david.caplan@dpw.com

                  (c) if to Holdco, India Merger Sub or Sierra Merger Sub to each of the parties entitled to receive notice pursuant to this Section 9.2 for iXL and Scient.

         9.3. INTERPRETATION. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless specifically otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neutral genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including in the case of agreements or instruments by waiver or consent, and in the case of statutes, by comparable successor statutes, and references to all attachments thereto and instruments incorporated therein. Each of the parties hereto has participated in the drafting and negotiation of this Agreement such that if any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it was drafted by all of the parties hereto, collectively, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the intended meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" and, thus, shall indicate illustrative examples of the matters that follow and are neither intended nor shall they constitute exhaustive or all-inclusive statements and examples.

         In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the iXL Disclosure Schedule, the Scient Disclosure Schedule and the Schedules to this Agreement, as applicable, to the extent specified therein and such other Sections of this Agreement to the extent (including by way of conspicuous cross-reference) a matter in such
Section is disclosed in such a way as to make its relevance called for by such other Section readily apparent.


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

         9.4. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; it being understood that both parties need not sign the same counterpart. Signatures transmitted by facsimile or other comparable means shall be deemed to constitute an original.

         9.5.     ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

                  (a) This Agreement, the Voting Agreements, the Confidentiality Agreement and all of the exhibits and schedules hereto (including the iXL Disclosure Schedule and the Scient Disclosure Schedule) and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and understanding and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

                  (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby).

         9.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the internal substantive and procedural laws of the State of Delaware (without giving effect to any conflicts of law principles thereof).

         9.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         9.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure


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

to the benefit of and be enforceable by the parties and their respective successors and assigns.

         9.9. SUBMISSION TO JURISDICTION; WAIVERS. Each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery Court of the State of Delaware, and each party hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid court. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named court for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court and (d) any right to a trial by jury.

         9.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly hereby agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.


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

         9.11.    DEFINITIONS. As used in this Agreement:

                  (a) "Adjustment Factor" means (i) 4.0 or (ii) such other number as shall be determined mutually by the Board of Directors of iXL, Scient and Holdco, respectively, upon the advice and recommendation of the respective independent financial advisors for iXL, Scient and Holdco (taking into account, among other things, the market capitalization of iXL and Scient), which determination shall be made not later than the second Business Day immediately preceding the date on which the Joint Proxy Statement/Prospectus is first disseminated to holders of iXL Common Stock and Scient Common Stock or, if applicable, not later than the second Business Day immediately preceding the date on which the latest supplement to the Joint Proxy Statement/Prospectus is first disseminated to holders of iXL Common Stock and Scient Common Stock.

                  (b) "Affiliate" shall have the meaning given to such term in Rule 12b-2 under the Exchange Act.

                  (c) "Audit" means any claim, audit, action, suit, proceeding, investigation, assessment or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

                  (d) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                  (e) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Scient Disclosure Schedule or the iXL Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Sections 4069, 4201 or 4212(c) of ERISA.

                  (f) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.


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

                  (g) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  (h) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

                  (i) "Intellectual Property" means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights.

                  (j) "Material Adverse Effect" means, with respect to any entity any material adverse effect on (i) the business, assets (including cash), financial performance, condition (financial or otherwise), or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general, or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, or (z) to the actions taken by the transition and succession team to the extent and in the manner specified in
                           Section 6.2(b), or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement.

                  (k) "the other party" means, with respect to Scient, iXL and means, with respect to iXL, Scient.

                  (l) "Person" means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).


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

                  (m) "Stockholders Meeting" shall mean, with respect to iXL, the iXL Stockholders Meeting, and with respect to Scient, the Scient Stockholders Meeting.

                  (n) "Subsidiary" when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, not less than a majority of the securities or other equity or ownership or beneficial interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

                  (o) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, import, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest penalty addition to tax or additional amount, imposed by any Governmental Entity or any obligation to pay Taxes imposed on any person for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation or as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined, or unitary group.

                  (p) "Tax Authority" means any Governmental Entity vested with authority to levy Taxes.

                  (q) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  (r) "Third Party" means (i) with respect to iXL, any Person other than iXL or any of its Subsidiaries and
                           (ii) with respect to Scient, any Person other than Scient or any of its Subsidiaries.

         9.12. PERFORMANCE AND OBLIGATIONS. Whenever this Agreement requires any Subsidiary of iXL or Scient to take any action, such requirement shall be deemed to include an undertaking on the part of iXL (with respect to action by a Subsidiary of iXL) and Scient (with respect to action by a Subsidiary of Scient) and a guarantee by iXL (with respect to action by a Subsidiary of iXL) and a guarantee by Scient (with respect to action by a Subsidiary of Scient) of the full and punctual performance thereof. Whenever, from and after the Effective Time, this Agreement requires the surviving corporation in the


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

Scient Merger or the surviving corporation in the iXL Merger, as the case may be, to take any action, such requirement shall be deemed to include an undertaking on the part of Holdco to cause such relevant surviving corporation to take such action and a guarantee by Holdco of the performance thereof.


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

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its respective officers thereunto duly authorized, all on the date first written above.

                                    IXL ENTERPRISES, INC.

                                    By: /s/ Michael J. Casey
                                        ---------------------------------
                                    Name: Michael J. Casey
                                    Title: Executive Vice President and
                                           Chief Financial Officer

                                    SCIENT CORPORATION


                                    By: /s/ Robert M. Howe
                                        ---------------------------------
                                    Name: Robert M. Howe
                                    Title: Chairman and Chief
                                           Executive Officer

                                    INDIA-SIERRA HOLDINGS, INC.


                                    By: /s/ Michael J. Casey
                                        ---------------------------------
                                    Name: Michael J. Casey
                                    Title: Executive Vice President and
                                           Chief Financial Officer

                                    INDIA MERGER SUB, INC.


                                    By: /s/ U. Bertram Ellis, Jr.
                                        ---------------------------------
                                    Name: U. Bertram Ellis, Jr.
                                    Title: President

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

                                    SIERRA MERGER SUB, INC.

                                    By: /s/ Robert M. Howe
                                        ---------------------------------
                                    Name: Robert M. Howe
                                    Title: Chairman and Chief
                                           Executive Officer


                                       87